Exhibit 10.24

AMENDED AND RESTATED

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
Dated as of December 31, 2014
between
ALTISOURCE RESIDENTIAL, L.P.
as Seller
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Buyer

TABLE OF CONTENTS

ARTICLE 1	APPLICABILITY 1

Section 1.01	Applicability 1

ARTICLE 2	DEFINITIONS AND INTERPRETATION 1

Section 2.01	Definitions 1

Section 2.02	Rules of Interpretation 26

ARTICLE 3	THE TRANSACTIONS 28

Section 3.01	Procedures 28

Section 3.02	Transfer of Purchased Assets; Servicing Rights 31

Section 3.03	[Reserved] 31

Section 3.04	Maximum Aggregate Purchase Price 31

Section 3.05	Early Repurchase Date; Mandatory Repurchases 31

Section 3.06	Repurchase 32

Section 3.07	Extension Option 32

Section 3.08	Payment of Price Differential and Fees 32

Section 3.09	Payment, Transfer and Custody 33

Section 3.10	Repurchase Obligations Absolute 33

ARTICLE 4	MARGIN MAINTENANCE 34

Section 4.01	Margin Deficit 34

ARTICLE 5	APPLICATION OF INCOME 35

Section 5.01	Waterfall Account 35

Section 5.03	Before an Event of Default 35

Section 5.04	After Event of Default 36

Section 5.05	Seller to Remain Liable 37

Section 5.06	Update of the Purchase Price 37

ARTICLE 6	CONDITIONS PRECEDENT 37

Section 6.01	Conditions Precedent to Initial Transaction 37

Section 6.02	Conditions Precedent to All Transactions 38

Section 6.03	Conditions Precedent to Amendment and Restatement 39

ARTICLE 7	REPRESENTATIONS AND WARRANTIES OF SELLER 40

Section 7.01	Seller 40

Section 7.02	Repurchase Documents 40

Section 7.03	Solvency 40

Section 7.04	Taxes 41

Section 7.05	Financial Condition 41

Section 7.06	True and Complete Disclosure 41

Section 7.07	Compliance with Laws 42

Section 7.08	Compliance with ERISA 42

Section 7.09	No Default or Material Adverse Effect 42

Section 7.10	[Reserved]. 43

Section 7.11	[Reserved]. 43

Section 7.12	Transfer and Security Interest 43

Section 7.13	No Broker 43

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Section 7.14	[Reserved] 43

Section 7.15	Separateness 43

Section 7.16	Other Indebtedness 43

Section 7.17	[Reserved] 43

Section 7.18	Chief Executive Office; Jurisdiction of Organization 43

Section 7.19	[Reserved] 44

Section 7.20	REIT Status 44

Section 7.21	[Reserved] 44

Section 7.22	No Adverse Selection 44

Section 7.23	Servicing Rights 44

ARTICLE 8	COVENANTS OF SELLER AND GUARANTOR 44

Section 8.01	Existence; Governing Documents; Conduct of Business 44

Section 8.02	Compliance with Laws, Contractual Obligations and Repurchase Documents 45

Section 8.03	Structural Changes 45

Section 8.04	Protection of Buyer’s Interest in Purchased Assets 45

Section 8.05	Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens 46

Section 8.06	Maintenance of Property and Insurance 46

Section 8.07	Financial Covenants 46

Section 8.08	Delivery of Income 46

Section 8.09	Delivery of Financial Statements and Other Information 47

Section 8.10	Delivery of Notices 48

Section 8.11	[Reserved] 49

Section 8.12	[Reserved] 49

Section 8.13	Records 49

Section 8.14	No Pledge 50

Section 8.15	[Reserved] 50

Section 8.16	Maximum Aggregate Purchase Price 50

Section 8.17	[Reserved] 50

Section 8.18	Distributions 50

Section 8.19	Maintenance of Price Differential Maintenance Account 50

ARTICLE 9	SINGLE-PURPOSE ENTITY 50

Section 9.01	Covenants Applicable to each Trust 50

ARTICLE 10	EVENTS OF DEFAULT AND REMEDIES 51

Section 10.01	Events of Default 51

Section 10.02	Remedies of Buyer as Owner of the Purchased Assets 54

ARTICLE 11	SECURITY INTEREST 56

Section 11.01	Grant 56

Section 11.02	Effect of Grant 57

Section 11.03	Seller to Remain Liable 57

Section 11.04	Rights with Respect to Trust Certificates 57

Section 11.05	Waiver of Certain Laws 57

ARTICLE 12	INCREASED COSTS; CAPITAL ADEQUACY 58

Section 12.01	Market Disruption 58

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Section 12.02	Illegality 58

Section 12.03	Breakfunding 58

Section 12.04	Increased Costs 58

Section 12.05	Capital Adequacy 58

Section 12.06	Withholding Taxes 59

Section 12.07	Payment and Survival of Obligations 61

ARTICLE 13	INDEMNITY AND EXPENSES 61

Section 13.01	Indemnity 61

Section 13.02	Expenses 62

ARTICLE 14	INTENT 63

Section 14.01	Intent 63

ARTICLE 15	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS 64

Section 15.01	Disclosure 64

ARTICLE 16	NO RELIANCE 64

Section 16.01	No Reliance 64

ARTICLE 17	SERVICING 65

Section 17.01	Servicing of Underlying Assets 65

Section 17.02	Fees and Expenses of Servicer 67

ARTICLE 18	MISCELLANEOUS 67

Section 18.01	Governing Law 67

Section 18.02	Submission to Jurisdiction; Service of Process 67

Section 18.03	IMPORTANT WAIVERS 68

Section 18.04	Integration 69

Section 18.05	Single Agreement 69

Section 18.06	Use of Employee Plan Assets 69

Section 18.07	Survival and Benefit of Seller’s Agreements 69

Section 18.08	Assignments and Participations 69

Section 18.09	Ownership and Hypothecation of Purchased Assets 70

Section 18.10	Confidentiality 71

Section 18.11	No Implied Waivers 71

Section 18.12	Notices and Other Communications 71

Section 18.13	Counterparts; Electronic Transmission 71

Section 18.14	No Personal Liability 72

Section 18.15	Protection of Buyer’s Interests in the Purchased Assets; Further Assurances 72

Section 18.16	Default Rate 73

Section 18.17	Termination 73

Section 18.18	Set-off 73

Section 18.19	Power of Attorney 74

Section 18.20	Seller’s Waiver of Setoff 75

Section 18.21	Periodic Due Diligence Review 75

Section 18.22	Time of the Essence 75

Section 18.23	Amendment and Restatement 75

Section 18.24	Patriot Act Notice 75

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Section 18.25	Acknowledgement Of Anti-Predatory Lending Policies 75

Section 18.26	Successors and Assigns 76

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SCHEDULES

Schedule 1-A	Representations and Warranties with Respect to Mortgage Loans

Schedule 1-B	Representations and Warranties with Respect to REO Property

Schedule 1-C	Representations and Warranties with Respect to Trust Certificates

Schedule 2	Notice Addresses and Wire Instructions

Schedule 3	Schedule of Exceptions to any Representations and Warranties

Schedule 4	Schedule of Indebtedness
EXHIBITS

EXHIBIT A	Form of Interim Servicer Letter Agreement

EXHIBIT B	Form of Servicer Letter Agreement

EXHIBIT C	Form of Closing Certificate

EXHIBIT D	Form of Compliance Certificate

EXHIBIT E	Form of Confirmation

EXHIBIT F	Form of Mortgage Loan Schedule

EXHIBIT G	Form of REO Property Schedule

EXHIBIT H	Form of Transaction Request

EXHIBIT I	Form of Seller’s Power of Attorney

EXHIBIT J	[Reserved]

EXHIBIT K	Form of Assignment and Acceptance

EXHIBIT L	Form of “Good-Bye Letter”

EXHIBIT M	Form of Monthly Servicing Report

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THIS AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of December 31, 2014 (this “Agreement”), is made by and between ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership (“Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more specifically defined below, “Buyer”). This Agreement amends and restates in its entirety that certain Master Repurchase Agreement and Securities Contract, dated as of September 23, 2013, between ARLP Trust 3, a Delaware statutory trust (“ARLP Trust 3”) and Buyer, as amended and supplemented by that certain Joinder Agreement to Master Repurchase Agreement and Securities Contract, dated as of June 25, 2014, among ARLP Trust 3, ARLP Trust 5, a Delaware statutory trust, and ARLP Trust 6, a Delaware statutory trust (together with ARLP Trust 3, the “Trusts”), and Buyer (as so amended and supplemented, the “Original Agreement”). Seller and Buyer (each a “Party”) hereby agree as follows:
ARTICLE 1

APPLICABILITY
Section 1.01    Applicability. Subject to the terms and conditions of the Repurchase Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Trust Certificates on the Restatement Date and any Underlying Assets acquired by a Trust on a future date, and all related rights in and interests related to such Trust Certificates (with respect to which the Underlying Assets shall be sold to a Trustee on a servicing released basis), against the transfer of funds by Buyer representing the Purchase Price for such Trust Certificates, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Trust Certificates in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Trust Certificates.
Pursuant to the Original Agreement, each Trust, as a seller thereunder, sold certain Mortgage Loans to Buyer. In connection with the execution of this Agreement, the Guarantor has caused the contribution of each Trust’s Trust Certificate to Seller; Seller will subsequently sell, transfer and assign such Trust Certificates to Buyer as described more fully herein, and the Mortgage Loans subject to Transactions under the Original Agreement will constitute Underlying Assets with respect to the related Trust Certificate.
ARTICLE 2

DEFINITIONS AND INTERPRETATION
Section 2.01    Definitions.
“Accelerated Repurchase Date”: Defined in Section 10.02.
“Accepted Servicing Practices”: With respect to any Underlying Asset, those mortgage servicing practices of prudent financial or mortgage lending institutions which service assets of the same type as such Underlying Assets in the jurisdiction where the related Mortgaged Property is located.
“Account Bank”: Wells Fargo Bank, National Association or any other bank approved by Buyer.
“Actual Knowledge”: With respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the knowledge of such Person and each of its employees, officers, directors and agents.
“Adjusted Tangible Net Worth”: For any Person, Tangible Net Worth minus (a) restricted cash (other than any portion of restricted cash that has a corresponding offsetting current liability); (b) 25% of investment securities that are rated below BBB by S&P or the equivalent thereof (other than ownership interests in any Affiliate) and (c) all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred taxes and expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, mortgage servicing rights, mortgage servicing advances and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP (other than any portion of such assets that has a corresponding offsetting current liability).
“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Alternative Rate”: A per annum rate based on an index approximating the behavior of LIBOR, as determined by Buyer in substantially the same manner that Buyer determines such rate in transactions with similarly situated counterparties and similar assets.
“Agency”: Fannie Mae or Freddie Mac, as applicable.
“Aggregate Purchase Price”: As of any date of determination, the aggregate outstanding Purchase Price of all Purchased Assets subject to a Transaction.
“Agreement”: This Amended and Restated Master Repurchase Agreement and Securities Contract, dated as of the Restatement Date, by and between Seller and Buyer, as the same may be amended, supplemented, or modified thereto from time to time, and which shall include all Schedules and Exhibits thereto.
“Allocated Purchase Price”: With respect to an Underlying Asset and the related Purchase Date for such Underlying Asset, the product of the Market Value of such Underlying Asset on the Purchase Date times the Applicable Percentage, and thereafter, such Allocated Purchase Price as decreased by the amount, without duplication, of any cash or Income received by Buyer and applied to reduce the Allocated Purchase Price attributable to such Underlying Asset under Section 5.03(b), and if not solely attributable to any specific Underlying Asset, to be applied by Buyer in its discretion to all Underlying Assets.
“ALTA”: The American Land Title Association.
“Anti-Terrorism Laws”: Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the Patriot Act.
“Applicable Percentage”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Asset Documents”: With respect to any (i) Mortgage Loan, as applicable, those documents identified in the definition of “Mortgage File” in the Custodial Agreement executed in connection with, evidencing or governing such Mortgage Loan and the related Mortgaged Property and which are required to be delivered to Custodian under the Custodial Agreement, and (ii) REO Property, those documents which are required to be delivered to the Custodian under the Custodial Agreement.
“Asset Manager”: Altisource Asset Management Corporation, a U.S. Virgin Islands corporation, or any successor manager of Seller appointed in accordance with Section 10.01(q).
“Asset Management Agreement”: The Asset Management Agreement, dated as of December 21, 2012, among Guarantor, Seller and Asset Manager, or any agreement, pursuant to which Asset Manager is appointed as responsible for the administration and/or management of Seller and each Trust; together with all amendments and assignments thereto.
“Asset Tape”: A computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information (including the information set forth on Exhibit F attached hereto) for the Underlying Assets, in a format acceptable to Buyer.
“Assignment Documents”: Defined in Schedule 1-A.
“Bankruptcy Code”: Title 11 of the United States Code, as amended.
“BPO”: An opinion of the BPO Value of a Mortgaged Property or REO Property.
“BPO Value”: The stated dollar value, based on “as-is” condition, contained in a BPO regarding the fair market value of a Mortgaged Property, REO Property or parcel of real property and given by a licensed real estate agent or broker (such agent or broker being independent from Seller, Guarantor, Servicer or Interim Servicer and acceptable to Buyer) which generally shall include three (3) comparable sales and three (3) comparable listings and assuming a marketing period for the related property of ninety (90) days.
“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, California, North Carolina or the U.S. Virgin Islands are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of LIBOR, a day dealings in Dollar deposits are not carried on in the London interbank market.
“Buyer”: Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents.
“Buyer’s Margin Percentage”: For any Purchased Asset as of any date, with respect to each related Underlying Asset, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage for such Underlying Asset as of such date.
“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member or other equivalent interests (certificated or un-certificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Cash Equivalents”: (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Cash-Trap Trigger Event”: If at any time any of the following shall occur:
(a)    the Aggregate Purchase Price falls below $50,000,000, if the Aggregate Purchase Price at any time was greater than or equal to $50,000,000;
(b)    a Servicer Termination Event;
(c)    the appointment of a successor to Servicer without Buyer’s prior written consent; or
(d)    the occurrence and continuation of an Event of Default under any Repurchase Document.
“Change of Control”: The occurrence of either of the following events: (a) with respect to Seller, Guarantor shall cease to own and control, of record and beneficially, directly or indirectly 100% of the Equity Interests of Seller, or (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all classes of Equity Interests of Guarantor entitled to vote generally in the election of the directors.
“Closing Certificate”: A true and correct certificate in the form of Exhibit C, executed by a Responsible Officer of Seller.
“Closing Date”: September 23, 2013.
“Code”: The Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder, in each case as amended, modified or replaced from time to time.
“Compliance Certificate”: A true and correct certificate in the form of Exhibit D, executed by a Responsible Officer of Seller.
“Confirmation”: A purchase confirmation in the form of Exhibit E, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01.
“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.
“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Custodial Agreement”: The Amended and Restated Custodial Agreement, dated as of the date hereof, among Buyer, Seller, each Trust and Custodian, as the same may be amended, modified or supplemented from time to time.
“Custodian”: Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.
“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Default Rate”: As of any date, the Pricing Rate in effect on such date plus 400 basis points (4.00%).
“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.
“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).
“Dollars” and “$”: Lawful money of the United States of America.
“Due Date”: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Early Repurchase Date”: Defined in Section 3.05.
“Electronic Tracking Agreement”: The Electronic Tracking Agreement among Buyer, each Trust, MERS and MERSCORP, Inc., to the extent applicable, as the same may be amended, modified or supplemented from time to time.
“Eligible Asset”: An Eligible Trust Certificate.
“Eligible Assignee”: Any of the following Persons designated by Buyer for purposes of Section 18.08(c): (a) an Affiliate of Buyer (that is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, a “plan” as defined by and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing, that would cause Seller to incur any prohibited transaction excise tax penalties under Section 4975 of the Code), and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when a Default or Event of Default exists. Such Person shall provide to Seller such duly executed IRS forms as Seller reasonably requests.
“Eligible Mortgage Loan”: Any Mortgage Loan owned by a Trust and (a) as to which each of the representations and warranties in Schedule 1-A are true and correct in all material respects, (b) that contains all required Asset Documents without exceptions unless otherwise waived by Buyer or permitted below and (c) that satisfies each of the following eligibility requirements:
(i)    At the time it was made, such Mortgage Loan complied in all material respects with all applicable local, state and federal laws, including but not limited to all predatory lending laws;
(ii)    Such Mortgage Loan is secured by a first priority mortgage or deed of trust on real property;
(iii)    The Mortgaged Property is neither a cooperative nor a condotel unit except as provided in a Sub-Limit;
(iv)    The Mortgaged Property related to such Mortgage Loan is secured by a one- to four-family residential property. The Mortgaged Property is located in the jurisdiction identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, a manufactured home, or shares in a co-operative;
(v)    The BPO Value for such Mortgage Loan exceeds $50,000 except as provided in a Sub-Limit;
(vi)    The unpaid principal balance of such Mortgage Loan is equal to or exceeds $50,000;
(vii)    Such Mortgage Loan is not a “Section 32” loan;
(viii)    Such Mortgage Loan is not a High Cost Mortgage Loan;
(ix)    The information set forth in the related Mortgage Loan Schedule is true and correct in all material respects as of the date or dates respecting which the information is furnished;
(x)    Such Mortgage Loan has been approved as an Eligible Mortgage Loan by Buyer on the related Purchase Date;
(xi)    There are no future funding obligations on the part of Seller or Buyer or any other Person with respect to such Mortgage Loan;
(xii)    The Mortgaged Property with respect to such Mortgage Loan located in the United States, and the Underlying Obligors are domiciled in the United States and are not Sanctioned Entities, and all obligations thereunder and under the Asset Documents are denominated and payable in Dollars;
(xiii)    A BPO Value has been provided to Buyer for the related Mortgaged Property dated no earlier than ninety (90) days prior to the related Purchase Date with respect to such Mortgage Loan; and
(xiv)    A BPO valuation has been conducted and delivered to Buyer with respect to the related Mortgaged Property every one hundred eighty (180) days that such Mortgage Loan is subject to a Transaction;
provided, that notwithstanding the failure of a Mortgage Loan to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming Mortgage Loan as an Eligible Mortgage Loan, which designation (1) may include a temporary or permanent waiver of one or more Eligible Mortgage Loan requirements, and (2) shall not be deemed a waiver of the requirement that all other Mortgage Loans must be Eligible Mortgage Loans (including any Mortgage Loans that are similar or identical to the Mortgage Loan subject to the waiver).
“Eligible REO Property”: Any REO Property wholly owned by a Trust and (a) as to which each of the representations and warranties in Schedule 1-B are true and correct in all material respects, (b) as to which the related deed or other title document is titled in the name of such Trust or such deed is in the process of being recorded, and the recordation status of such REO Property is included in the related REO Property Summary, and (c) which satisfies the following eligibility requirements:
(i)    The information set forth in the related REO Property Schedule is true and correct in all material respects as of the date or dates respecting which the information is furnished;
(ii)    Such REO Property has either (i) been approved as an Eligible REO Property by Buyer on the related Purchase Date, or (ii) was acquired with regard to an Eligible Mortgage Loan that is converted to an REO Property;
(iii)    The BPO Value for such Mortgage Loan exceeds $50,000 except as provided in a Sub-Limit;
(iv)    No lease agreements with any tenant with respect to the REO Property have been entered into or renewed after the related foreclosure date;
(v)    Such REO Property is located in the United States and all obligations thereunder and under the related REO Property File are denominated and payable in Dollars;
(vi)    A BPO Value has been provided to Buyer for the related REO Property dated no earlier than ninety (90) days prior to the related Purchase Date with respect to such REO Property;
(vii)    A BPO valuation has been conducted and delivered to Buyer with respect to the REO Property every one hundred eighty (180) days that such REO Property is subject to a Transaction; and
(viii)    The REO Aging of such REO Property does not exceed one hundred eighty (180) days, except as provided in a Sub-Limit;
provided, that notwithstanding the failure of an REO Property to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming REO Property as an Eligible REO Property, which designation (1) may include a temporary or permanent waiver of one or more Eligible REO Property requirements, and (2) shall not be deemed a waiver of the requirement that all other REO Property must be Eligible REO Property (including any REO Property that is similar or identical to the REO Property subject to the waiver).
“Eligible Trust Certificate”: A Trust Certificate as to which each of the representations and warranties in Schedule 1-C is true and correct in all material respects.
“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.
“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller or Guarantor is a member.
“Escrow Payments”: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.
“Event of Default”: Defined in Section 10.01.
“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or any other Indemnified Person or required to be withheld or deducted from a payment to Buyer or such other Indemnified Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of Buyer or any other recipient of the payment being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between Buyer or any other recipient of the payment and the jurisdiction imposing such Tax; (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 12.06(d); (c) any withholding Tax that is imposed on amounts payable to Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement or such person changes its lending office, except (i) if such person becomes such party or changes such office after the occurrence and during the continuation of an Event of Default, (ii) to the extent Additional Amounts are payable to such person’s assignor immediately before such person becomes a party to or under this Agreement or payable to such person before such person changed its lending office, or (iii) such assignment or change of lending office occurs at the request of Seller; and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extended Facility Termination Date”: Defined in Section 3.07.
“Extension Fee”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Extension Margin Amount”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Extension Period”: Defined in Section 3.07.
“Facility Fee”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Facility Termination Date”: The earliest of (i) March 23, 2015, as such date may be extended pursuant to Section 3.07, (b) any Accelerated Repurchase Date, and (c) any date on which the Facility Termination Date shall otherwise occur in accordance with the Repurchase Documents or Requirements of Law.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fannie Mae”: Fannie Mae, or any successor thereto.
“Fee Letter”: The second amended and restated fee and pricing letter, dated as of the date hereof, between Buyer and Seller.
“FHA”: The Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Loan”: A Mortgage Loan that is the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance”: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the National Housing Act, as amended, codified in 24 Code of Federal Regulations, and provided by the FHA.
“FHA Mortgage Insurance Contract”: The contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations”: Regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“Freddie Mac”: Freddie Mac, or any successor thereto.
“Funding Period”: The period beginning on the Closing Date and ending on the Facility Termination Date; provided, that the Funding Period shall not continue during the Extension Period.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.
“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (h) supra-national body such as the European Union or the European Central Bank.
“Guarantee Agreement”: The Second Amended and Restated Guarantee Agreement, dated as of the date hereof, made by Guarantor in favor of Buyer, as amended, supplemented or otherwise modified from time to time.
“Guarantee Default”: Has the meaning assigned thereto in the Guarantee Agreement.
“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.
“Guarantor”: Altisource Residential Corporation, together with its permitted successors and assigns.
“High Cost Mortgage Loan”: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential Mortgage Loans having high interest rates, points and/or fees) or (c) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).
“HUD”: The U.S. Department of Housing and Urban Development.
“Income”: With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Underlying Assets and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): (a) all Principal Payments, (b) all Interest Payments, (c) all Net Liquidation Proceeds and all other income, dividends, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Underlying Asset, including extension fees, exit fees, any rental payments, if any, and all proceeds of any Underlying Asset received upon securitization, liquidation, foreclosure, short sale and third-party sales or other disposition, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds; and (d) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof; provided, that any amounts that under the applicable Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Asset Documents, (ii) the holder of the related Underlying Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Asset Documents; provided, further that amounts permitted to be retained by Servicer pursuant to the Servicing Agreement shall not be included in the term “Income”.
“Indebtedness”: For any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including any Indebtedness arising hereunder; (g) Indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet; in each case excluding Non-Recourse Indebtedness.
“Indemnified Amount”: Defined in Section 13.01.
“Indemnified Person”: Defined in Section 13.01.
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes imposed on or with respect to any payment made by or on account of any obligation of Seller under the Repurchase Documents.
“Initial Purchase Date”: September 30, 2013.
“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event with respect to such Person, other than solely under clause (g) of the definition thereof.
“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Interest Payments”: With respect to any Underlying Asset, all payments of interest, including default interest, received from time to time.
“Interim Servicer”: With respect to any Underlying Asset, any interim servicer servicing such Underlying Asset for an interim period together with its permitted successors and assigns; provided, that such Interim Servicer shall service such Purchase Asset for an interim period no greater than (i) thirty (30) days following such Underlying Asset becoming subject to a Transaction if Servicer is interim servicing or sub-servicing the related Underlying Asset, and (ii) sixty (60) days following such Underlying Asset becoming subject to a Transaction if a servicer other than Servicer is interim servicing or sub-servicing such Underlying Asset.
“Interim Servicer Letter Agreement” Each side letter agreement to be entered into among, or notice to, Buyer, Seller, the related Trust and an Interim Servicer of Underlying Assets, in the form attached hereto as Exhibit A hereof or such other form that is reasonably acceptable to Buyer.
“Internal Control Event”: Fraud that involves management or other employees who have a significant role in, the internal controls of Seller, any Trust, Guarantor, Asset Manager or any Affiliate of Seller or Guarantor over financial reporting.
“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Company Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.
“Knowledge”: With respect to any Person, means collectively (i) the Actual Knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person Actual Knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.
“LIBO Rate”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) determined for such Pricing Period in accordance with the following formula:

LIBOR for such Pricing Period
1 - Reserve Requirement

“LIBOR”: For any Pricing Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100 of 1%) for deposits in Dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as the London interbank offered rate for deposits in Dollars as of 11:00 a.m., London time, on the Pricing Rate Reset Date for such Pricing Period. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Reset Date, Buyer shall request the principal London office of the Reference Banks selected by Buyer to provide such banks’ offered quotation (expressed as a percentage per annum) to leading banks in the international Eurocurrency market for deposits in Dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Reset Date for amounts of not less than the Aggregate Purchase Price. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such banks’ rate (expressed as a percentage per annum) for loans in Dollars to leading banks in the international Eurocurrency market for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Reset Date for amounts of not less than the Aggregate Purchase Price of all Purchased Assets. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.
“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Liquidity”: With respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity immediately available to such Person (taking into account applicable haircuts) under financing facilities for which such Person has pledged eligible collateral to over-collateralize such financing facility.
“Margin Call”: Defined in Section 4.01.
“Margin Deficit”: Defined in Section 4.01.
“Market Disruption Event”: Any event or events that, in the determination of Buyer, results in (a) a significant deterioration of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by Mortgage Loans or REO Property from the status of such markets on the Closing Date, (b) Buyer’s not being able to finance Mortgage Loans or REO Property through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events, (c) Buyer not being able to sell securities backed by Purchased Assets at prices that would have been reasonable prior to the occurrence of such event or events, or (d) the imposition of a foreclosure moratorium or regulatory changes, the effect of which would be to materially impair Buyer’s ability to realize on the Purchased Assets.
“Market Value”: As of any date, (x) for any Purchased Asset, the aggregate value of the related Underlying Assets, and (y) for any Underlying Asset, the value of such Underlying Asset, in each case including the related Servicing Rights, at which such Underlying Asset could be sold in its entirety to a single third-party purchaser, as determined by Buyer, taking into account the fact that the Purchased Asset or Underlying Asset may be sold under circumstances in which Seller is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer; provided, that Buyer agrees to determine the Market Value of any Purchased Asset or Underlying Asset in a manner similar to other similarly situated sellers. Subject to the foregoing proviso, Buyer shall have the right to mark to market the Purchased Assets and Underlying Assets on a daily basis in connection with which the Market Value with respect to one or more of the Purchased Assets or Underlying Assets may be determined to be zero in accordance with the terms herein. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Assets and Underlying Assets that are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Purchased Assets or Underlying Assets achieved by obtaining competing bids in an orderly market in which the originator or servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary asset and servicing due diligence. For the purpose of determining the related Market Value, Buyer may reasonably request at any time from Seller an updated valuation for each Purchased Asset and Underlying Asset, in a form mutually acceptable to Buyer and Seller. Notwithstanding anything else in this definition, the Market Value shall be deemed to be zero with respect to each Purchased Asset and Underlying Asset with respect to which:
(a)    the requirements of the definition of Eligible Mortgage Loan or Eligible REO Property are not satisfied, as determined by Buyer;
(b)    Seller fails to repurchase such Purchased Asset by the Repurchase Date;
(c)    [reserved];
(d)    all Asset Documents have not been delivered to Custodian within the time periods required by this Agreement and the Custodial Agreement;
(e)    any material Asset Document has been released from the possession of Custodian under the Custodial Agreement to Seller or Servicer for more than twenty (20) days (unless Custodian has received an attorney bailee letter with respect thereto);
(f)    the Underlying Asset exceeds the applicable Sub-Limit;
(g)    Seller or Servicer fails to deliver any reports required hereunder where such failure materially adversely affects Buyer’s ability to determine Market Value of such Purchased Asset or Underlying Asset; or
(h)    (i) there is a material exception in the trust receipt or bailee letter that has not been expressly waived by Buyer, or (ii) Buyer has not received a trust receipt or bailee letter.
“Material Adverse Effect”: A material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition, credit quality or prospects of Seller, each Trust, Guarantor and Asset Manager as a whole, (b) the ability of Seller and Guarantor to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document with respect to Seller, any Trust or Guarantor or security interest granted hereunder or thereunder or (d) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, Asset Document or Purchased Asset.
“Materials of Environmental Concern”: Any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.
“Maximum Aggregate Purchase Price”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“MERS Loan”: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note, and which is identified as a MERS Loan on the related Mortgage Loan Schedule.
“Monthly Payment”: The scheduled monthly payment of principal and/or interest on a Mortgage Loan.
“Moody’s”: Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.
“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage Interest Rate”: The rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
“Mortgage Loan”: Any fixed rate or adjustable rate and closed-end home equity one-to-four-family residential mortgage loan or closed end line of credit that is current (including modified loans), delinquent, and/or in the process of foreclosure and secured by a first Lien Mortgage, which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note, the related Mortgage and all other Asset Documents and (ii) all right, title and interest of the related Trust in and to the Mortgaged Property covered by such Mortgage.
“Mortgage Loan Schedule”: With respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit F attached hereto or (b) the Asset Tape (including the information set forth on Exhibit F attached hereto) relating to the Mortgage Loans.
“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.
“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of, or converted into REO Property in satisfaction of, the indebtedness evidenced by a Mortgage Note.
“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“Multiemployer Plan”: A multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which Seller, Guarantor or any ERISA Affiliate has made during the preceding five years, or is required to make contributions or has any actual or potential liability.
“Net Liquidation Proceeds”: Amounts received in respect of any disposition of an Underlying Asset other than amounts retained by or paid to Servicer under the Master Repurchase Agreement or the Servicing Agreement.
“Non-Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Off-Balance Sheet Obligations”: With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction that, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction that does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction that (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Original Agreement”: Defined in the preamble of this Agreement.
“Other Taxes”: Any and all present or future stamp or documentary taxes or any other excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Repurchase Document.
“Participant”: Defined in Section 18.08(b).
“Patriot Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.
“PBGC”: The Pension Benefit Guaranty Corporation.
“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local Taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.
“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.
“Plan”: An employee benefit plan as defined in Section 3(3) of ERISA, subject to Title IV of ERISA (other than a Multiemployer Plan) in respect of which Seller, Servicer, Guarantor or any ERISA Affiliate thereof has any actual or potential liability or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.
“PMI Policy” or “Primary Insurance Policy”: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer.
“Price Differential”: For any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect for each Purchased Asset subject to such Transaction during such Pricing Period, times (ii) the Purchase Price for such Purchased Asset, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.
“Price Differential Maintenance Account”: The separate trust account established by Buyer and maintained pursuant to this Agreement for the benefit of Buyer, which shall at all times contain funds in an amount equal to the Price Differential Required Amount, to be held for the benefit of Buyer. The Price Differential Maintenance Account shall be an interest bearing account established with the Account Bank with the account number to be provided by Buyer after the Closing Date.
“Price Differential Required Amount”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Pricing Margin”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Pricing Period”: For any Purchased Asset, (a) in the case of the first Remittance Date, the period from the Initial Purchase Date for such Purchased Asset to but excluding the related Pricing Period End Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Pricing Period End Date and ending on but excluding such Pricing Period End Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.
“Pricing Period End Date”: The first day of each calendar month.
“Pricing Rate”: For any Pricing Period, the LIBO Rate for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default exists, the Pricing Rate shall be the Default Rate.
“Pricing Rate Reset Date”: (a) In the case of the first Pricing Period for any Purchased Asset, the Purchase Date for such Purchased Asset, and (b) in the case of any subsequent Pricing Period, the related Pricing Period End Date on which such Pricing Period begins or on any other date as mutually determined by Buyer and Seller. The failure to communicate shall not impair Buyer’s decision to reset the Pricing Rate on any date.
“Principal Payments”: For any Underlying Asset, all payments and prepayments of principal received from time to time, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure.
“Purchase Agreement”: Any purchase agreement between a Trust and any Transferor pursuant to which such Trust purchased or acquired a Mortgage Loan or REO Property which is subsequently included as an Underlying Asset hereunder. If a Transferor under a Purchase Agreement is an Affiliate of Seller or the related Trust, such Purchase Agreement shall contain a grant of a security interest in favor of Seller or the related Trust and authorize the filing of UCC financing statements against the Transferor with respect to such Mortgage Loan or REO Property.
“Purchase Date”: For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer or, as applicable, the date on which Buyer funds a Purchase Price Increase with respect to additional Underlying Assets in accordance with this Agreement.
“Purchase Price”: For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the sum of the products of the Market Value of each related Underlying Asset, times the Applicable Percentage for each such Underlying Asset and (b) as of any other date, the amount described in the preceding clause (a), (i) reduced by (A) any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (B) any Principal Payments or Income remitted to the Waterfall Account and which were applied to the Purchase Price of such Purchased Asset by Buyer pursuant to clause eighth of Section 5.03(a), and (C) any payments made by Seller in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to such Purchased Asset, and (ii) increased by the amount of any Purchase Price Increase transferred by Buyer to Seller with respect to additional Underlying Assets related to such Purchased Asset in accordance with Section 3.01.
“Purchase Price Decrease”: A decrease in the Purchase Price for any Purchased Asset equal to the amount of the Allocated Purchase Price of any Underlying Assets in connection with the release of such Underlying Assets from Transactions hereunder as a result of the sale or conveyance of such Underlying Assets by the related Trust to a party other than Buyer or another Trust.
“Purchase Price Decrease Date” shall mean the date upon which Buyer and Seller effectuate a Purchase Price Decrease.
“Purchase Price Increase”: An increase in the Purchase Price for any Purchased Asset equal to the amount of the Allocated Purchase Price of Underlying Assets transferred by Buyer to Seller in connection with the acquisition of additional Underlying Assets by the related Trust, as requested by Seller pursuant to Section 3.01 hereof.
“Purchased Assets”: (a) For any Transaction, each Trust Certificate sold by Seller to Buyer in such Transaction and not subsequently repurchased by Seller, and (b) for the Transactions in general, all Trust Certificates sold by Seller to Buyer and not subsequently repurchased by Seller and the Underlying Assets, including all of Seller’s right, title and interest in and to (i) all Records, (ii) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, including but not limited to, any payments or proceeds under any related PMI Policy, hazard insurance, FHA Mortgage Insurance Contracts and VA Loan Guaranty Agreements (if any) (iii) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (iv) the principal balance of any such Mortgage Loans, not just the amount advanced, (v) amounts and property from time to time on deposit in the Waterfall Account and the Waterfall Account itself, (vi) collection, escrow, reserve, collateral or lock-box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (vii) all Income and rights to receive Income and all Escrow Payments and rights to receive Escrow Payments, (viii) security interests of Seller in Derivatives Contracts entered into by Underlying Obligors, (ix) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, (x) all rights to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Asset Documents or Servicing File, (xi) Servicing Rights (xii) the Price Differential Maintenance Account and (xiii) all related contracts, collateral and supporting obligations of any kind; provided, that (A) Purchased Assets shall not include any obligations of Seller or any Retained Interests, and (B) for purposes of the grant of security interest by Seller to Buyer and the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (xiii).
“Qualified Insurer”: A mortgage guaranty or hazard insurance company reasonably acceptable to Buyer and duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.
“Rating Agencies”: Each of Fitch, Inc., Moody’s and S&P.
“Records” All instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset or related Underlying Assets. Records shall include the Mortgage Notes, Mortgages and other Asset Documents, the Servicing Files, the Servicing Records, the credit files related to each Underlying Asset and any other instruments necessary to document, service or manage such Underlying Asset.
“Reference Banks”: Banks each of which shall (a) be a leading bank in the international Eurocurrency market, and (b) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, PLC and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer may designate alternative banks meeting the criteria specified in the preceding clauses (a) and (b).
“REIT”: A Person satisfying the conditions and limitations set forth in Section 756(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 756(a) of the Code.
“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property.
“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any property or Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.
“Remittance Date”: The twelfth (12th) Business Day of each calendar month, or such other day as is mutually agreed to by Seller and Buyer.
“REO Aging”: With respect to any REO Property, the number of days elapsed following the date of the related foreclosure sale, acquisition or other comparable conversion.
“REO Property”: Any Mortgaged Property for which a foreclosure sale, acquisition by deed in lieu of foreclosure or other comparable conversion has occurred.
“REO Property Schedule”: With respect to any Transaction as of any date, a hard copy or electronic schedule in the form of either (a) Exhibit G attached hereto or (b) the Asset Tape (including the information set forth on Exhibit G attached hereto) relating to the Underlying REO Property.
“REO Property Summary”: A written summary with respect to each Underlying REO Property, which shall include: (i) the jurisdiction in which such REO Property is located, (ii) the instrument or document used to convey fee title, (iii) the length of the applicable redemption period (including the start date of such period), and (iv) solely with respect to any REO Property for which the deed or other title document is not yet titled in the name of the related Trust, the status of the title recording process with respect to such REO Property.
“Reportable Event”: Any event set forth in Section 4043(c) of ERISA, other than an event as to which the notice period is waived.
“Reporting Date”: The fifteenth (15th) Business Day of each month.
“Representation Breach”: Any representation, warranty, certification, statement or affirmation made or deemed made by Seller or Guarantor in any Repurchase Document (including those contained in Schedule 1-A, 1-B and 1-C) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any Knowledge or lack of Knowledge thereof by such Person and without regard to any qualification, representation or warranty relating to such Knowledge or lack of Knowledge.
“Representation Exceptions”: A written list prepared by Seller specifying, in reasonable detail, the representations and warranties (or portions thereof) set forth in this Agreement (including in Schedule 1-A, 1-B and 1-C) which are not satisfied with respect to an Underlying Asset or Purchased Asset.
“Repurchase Date”: For any (i) Purchased Asset and all related Underlying Assets, the earliest of (a) the Facility Termination Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation; and (ii) any Underlying Asset pursuant to a Purchase Price Decrease, such related Purchase Price Decrease Date, including without limitation any Purchase Price Decrease Date as may be specified by Seller and agreed to by Buyer in the related Confirmation.
“Repurchase Documents”: Collectively, this Agreement, the Custodial Agreement, the Fee Letter, the Guarantee Agreement, all Confirmations, all Custodial Letter Agreements, each Servicing Agreement and Servicer Letter Agreement in respect of any Underlying Asset, each Trust Agreement in respect of any Purchased Asset, each Interim Servicer Letter Agreement, the Seller’s Power of Attorney, the Electronic Tracking Agreement, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments, the execution of which is required, necessary or incidental to or desirable for performing or carrying out any other Repurchase Document.
“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Guarantor or any Affiliate of Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).
“Repurchase Price”: For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, and (c) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller, Guarantor or Affiliates thereof to Buyer under this Agreement, any Repurchase Document or otherwise with respect to such Purchased Asset.
“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.
“Reserve Requirement”: For any Pricing Period, the aggregate of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.
“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.
“Restatement Date”: December 31, 2014.
“Retained Interest”: (a) With respect to any Purchased Asset and the related Underlying Assets, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset and Underlying Assets, and (iii) if any portion of the Indebtedness related to such Purchased Asset or related Underlying Assets is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to any Purchased Asset or Underlying Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.
“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.
“Sanctioned Entity”: (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that (in the case of the preceding clauses (a), (b), (c) and this clause (d)) is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.
“Securities Laws”: The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.
“Seller”: The Seller named in the preamble of this Agreement.
“Seller’s Power of Attorney” Defined in Section 18.19.
“Servicer”: Ocwen Mortgage Servicing, Inc., acting through its Affiliate Ocwen Loan Servicing, LLC, or acting through any other Affiliate approved in writing by Buyer, together with its permitted successors and assigns.
“Servicer Change of Control”: The occurrence, at any time, of the acquisition by Seller or any Affiliate of Seller of the beneficial ownership or rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, whether directly or indirectly, of 50% or more of the total voting power of all classes of Equity Interests of Servicer.
“Servicer Termination Event”: The occurrence of (i) any material default or any event of default (howsoever defined) by Servicer under the Servicing Agreement, (ii) any material failure of Servicer to service the Underlying Assets in accordance with the Servicing Standard, which failure continues unremedied for fifteen (15) days after notice of such failure to Servicer by Seller or Buyer or Servicer’s Knowledge of such failure, (iii) any Servicer Change of Control or (iv) any breach by Servicer of the Servicer Letter Agreement.
“Servicer Letter Agreement”: Each side letter agreement to be entered into among, or notice to, Buyer, Seller, each Trust and Servicer, in the form attached hereto as Exhibit B hereof or such other form that is acceptable to Buyer.
“Servicing Agreement”: The Servicing Agreement, dated as of December 21, 2012, between Seller and Servicer, as the same may be amended, supplemented, or otherwise modified from time to time, which amendments, supplements or modifications shall be approved by Buyer.
“Servicing File”: With respect to any Underlying Asset, the file retained and maintained by Seller, Asset Manager or Servicer including the originals or copies of all Asset Documents and other documents and agreements relating to such Underlying Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, Asset Tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of such Underlying Asset, which file shall be held by Seller, Asset Manager and/or Servicer for and on behalf of Buyer.
“Servicing Rights”: All right, title and interest of Seller or Guarantor or any Affiliate thereof in and to any and all of the following: (a) rights to service and collect and make all decisions with respect to the Underlying Assets, (b) amounts received by Seller or any other Person for servicing the Underlying Assets, (c) late fees, penalties or similar payments with respect to the Underlying Assets, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Underlying Assets, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Underlying Assets, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Underlying Assets, and (g) accounts and other rights to payment related to the Underlying Assets.
“Servicing Standard”: All of Servicer’s duties hereunder to service the related Underlying Assets in accordance with Accepted Servicing Practices and comply with all of its other obligations and duties herein and pursuant to the Servicing Agreement and the Servicer Letter Agreement, including but not limited to its obligations to:
(a)    continue to make servicing advances in accordance with the terms of the Servicing Agreement and related Servicer Letter Agreement;
(b)    maintain systems and operating procedures necessary to comply with all the terms of the Servicing Agreement and the related Servicer Letter Agreement;
(c)    maintain, or cause to be maintained, accurate records with respect to the Underlying Assets;
(d)    cooperate with all Transaction parties on its duties as set forth in this Agreement; and
(e)    with respect to all Underlying Assets, deposit all Income directly in the Waterfall Account on a monthly basis not later than the second (2nd) Business Day prior to the Remittance Date related to the Pricing Period in which such Income was received.
“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.
“Special Purpose Entity”: A corporation, limited partnership or limited liability company or trust that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.
“Sub-Limit”: The composition of all Underlying Assets subject to Transactions hereunder shall at all times be subject to the following sublimit caps, as may be adjusted on a pool-by-pool basis as set forth in the related Confirmation as mutually agreed by Buyer and Seller, and a Market Value of zero shall be ascribed to any Underlying Assets that exceed such caps:
(a)    With respect to clause (c)(iii) of the definition of “Eligible Mortgage Loan,” up to three percent (3%) of the Underlying Assets subject to Transactions (based upon aggregate Purchase Price) may consist of cooperative or condotel units;
(b)    With respect to clause (c)(v) of the definition of “Eligible Mortgage Loan” and clause (c)(iii) of the definition of “Eligible REO Property,” up to five percent (5%) of the Underlying Assets subject to Transactions (based upon aggregate Purchase Price) may have BPO Values less than $50,000 but greater than $35,000;
(c)    With respect to clause (c)(viii) of the definition of “Eligible REO Property,” the REO Aging of up to five percent (5%) of the Underlying Assets subject to Transactions (based upon aggregate Purchase Price) may exceed one hundred eighty (180) days but not two hundred seventy (270) days; and
(d)    With respect to all Underlying Assets, up to ten percent (10%) of Underlying Assets subject to Transactions (based upon aggregate Purchase Price) may be Eligible REO Property.
“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.
“Tangible Net Worth”: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.
“Taxes”: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date”: The later to occur of (i) the Facility Termination Date, or (ii) the date on which all Repurchase Obligations have been irrevocably satisfied in full.
“Transaction”: With respect to any Purchased Asset, (i) the sale and transfer of such Purchased Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price or any additional Purchase Price for such Purchased Asset, or (ii) the funding by Buyer to Seller of any Purchase Price Increase in connection with the acquisition of Eligible Mortgage Loans and/or Eligible REO Property by the related Trust.
“Transaction Report”: The monthly report generated by Servicer setting forth cash inflows and expenses with respect to each Underlying Asset and delivered by Seller to Buyer in a form acceptable to Buyer.
“Transaction Request”: Defined in Section 3.01(a).
“Transferor”: The seller of a Mortgage Loan or REO Property under a Purchase Agreement.
“Trust”: Each of ARLP Trust 3, a Delaware statutory trust, ARLP Trust 5, a Delaware statutory trust, and ARLP Trust 6, a Delaware statutory trust, and any other trust established pursuant to a Trust Agreement and added, with the consent of Buyer, as a Trust under this Agreement.
“Trust Agreement”: With respect to any Purchased Asset, the trust agreement that governs the Trust of which Seller owns the Trust Certificate thereof.
“Trust Certificate”: Each certificate evidencing a beneficial ownership interest in a Trust and representing an undivided beneficial interest in one or more Underlying Assets.
“Trustee”: Each trustee under a Trust Agreement and which is (a) a national bank and (b) not an Affiliate of Seller, Servicer, Asset Manager or Guarantor.
“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.
“Underlying Assets”: The Mortgage Loans and REO Property underlying a Purchased Asset.
“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor and other obligor or obligors under a Mortgage Loan, including (i) any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Mortgage Loan, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Asset Documents relating to a Mortgage Loan.
“Underwriting Package”: All of the following with respect to each Purchased Asset, to the extent applicable and available (redacted to protect confidential information, as applicable):
(a)    All Asset Documents required to be delivered to Custodian under Section 3.1 of the Custodial Agreement,
(b)    all Mortgage Loan Schedules and REO Property Schedules, and
(c)    all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the Purchase Agreement, including, to the extent received (i) an appraisal, (ii) third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, and other due diligence materials prepared by or on behalf of or delivered to Seller, (iii) such further documents or information as Buyer may request, (iv) any and all agreements, documents, reports, or other information received or obtained in connection with the origination or acquisition of each Underlying Asset, and (v) any other material documents or reports concerning each Underlying Asset prepared or executed by Seller or Guarantor.
“VA”: The U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Loan”: A Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.
“VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations.
“Variable Interest Entity”: As defined in accordance with GAAP.
“Waterfall Account”: The separate trust account established by Buyer and maintained pursuant to this Agreement for the benefit of Buyer, into which all Income on or in respect of the Purchased Assets and Underlying assets shall be deposited by an Interim Servicer or Servicer, as applicable. The Waterfall Account shall be established at the Account Bank with the account number with the account number to be provided by Buyer after the Closing Date.
Section 2.02    Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.01 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s permitted successors, substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing, in printed or electronic form, unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion subject in all cases to the implied covenant of good faith and fair dealing. Reference in any Repurchase Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive.
ARTICLE 3

THE TRANSACTIONS
Section 3.01    Procedures.
(a)    From time to time during the Funding Period, but not more frequently than once per week, Seller may request Buyer to enter into a proposed Transaction to purchase Eligible Assets or fund a Purchase Price Increase in respect of one or more Purchased Assets by sending Buyer a notice substantially in the form of Exhibit H (“Transaction Request”), at least five (5) Business Days prior to the proposed Purchase Date, (i) describing the Transaction and each proposed Eligible Asset and related Underlying Assets to be purchased by Buyer, or in connection with a Purchase Price Increase, the related Underlying Assets proposed to conveyed to the related Trustee, and other security therefor in reasonable detail, (ii) transmitting a complete Underwriting Package for each proposed Eligible Asset and related Underlying Assets, and (iii) specifying which (if any) of the representations and warranties of Seller set forth in this Agreement (including those contained in Schedule 1-A, 1-B and 1-C) Seller will be unable to make with respect to such Underlying Assets. Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer. Buyer shall conduct such review of the Underwriting Package and each such Eligible Asset and Underlying Asset as Buyer determines appropriate. Buyer shall determine whether or not it is willing to purchase any or all of the proposed Eligible Assets or fund a Purchase Price Increase in respect of additional Underlying Assets, and if so, on what terms and conditions. It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Eligible Asset or fund a Purchase Price Increase in respect of additional Underlying Assets notwithstanding such incompleteness and inaccuracies. In the event of a Representation Breach regarding any representations and warranties set forth in Schedule 1-A, 1-B or 1-C related to any Underlying Asset, or any Underlying Asset is no longer an Eligible Mortgage Loan or Eligible REO Property, as applicable, Seller shall immediately repurchase such Underlying Asset in accordance with Section 3.05.
(b)    Buyer shall give Seller notice of the date when Buyer has received a complete Underwriting Package and supplemental materials. Buyer shall endeavor to communicate in writing to Seller a preliminary non-binding determination of whether or not it is willing to purchase any or all of such Eligible Assets or fund any Purchase Price Increase, and if so, on what terms and conditions, within four (4) Business Days after such date, and if its preliminary determination is favorable, by what date Buyer expects to communicate to Seller a final non-binding indication of its determination. If Buyer has not communicated in writing, its final non-binding indication to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Eligible Asset or fund such Purchase Price Increase.
(c)    If Buyer communicates to Seller a final non-binding determination that it is willing to purchase any or all of such Eligible Assets or fund any Purchase Price Increase, Seller shall deliver to Buyer an executed preliminary Confirmation for such Transaction, describing each such Eligible Asset and Underlying Asset and the proposed Purchase Date, Market Value (as provided by Buyer), Applicable Percentage, Purchase Price and such other terms and conditions as Buyer may require and agreed to by Seller. If Buyer requires changes to the preliminary Confirmation, Seller shall make such changes and re-execute the preliminary Confirmation. If Buyer determines to enter into the Transaction on the terms described in the preliminary Confirmation, Buyer shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction. Buyer’s approval of the purchase of an Eligible Assets or funding of a Purchase Price Increase on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation. For the avoidance of doubt, Buyer shall not (i) be bound by any preliminary or final non-binding determination referred to above, or (ii) be obligated to purchase an Eligible Assets or fund any Purchase Price Increase notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer. For the avoidance of doubt, once (A) Buyer has executed a Confirmation and delivered the Confirmation to Seller, (B) Buyer has funded the Transaction, (C) Seller has fully funded its portion of the Purchase Price, to the extent applicable, and (D) the Purchased Asset, Underlying Assets and related Asset Documents have been delivered in accordance with the provisions of this Agreement and the Custodial Agreement, then such Confirmation shall evidence (i) Buyer’s approval of the Purchased Assets and related Underlying Assets on the related Purchase Date and each Underlying Asset shall remain an Eligible Mortgage Loan or Eligible REO Property unless and until Buyer determines that such Underlying Asset does not satisfy the requirements of an Eligible Mortgage Loan (other than clause (c)(x) of the definition of Eligible Mortgage Loan) or an Eligible REO Property (other than clause (c)(ii) of the definition of Eligible REO Property and (ii) Buyer’s written agreement to be bound by the provisions of such Confirmation.
(d)    Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Whenever the Applicable Percentage or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to a Purchased Asset or an Underlying Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.
(e)    The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset or Underlying Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Purchased Asset is not an Eligible Asset or such Underlying Asset is not an Eligible Mortgage Loan or Eligible REO Property, as applicable.
(f)    No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Facility Termination Date, or (iii) after giving effect to such Transaction, the Aggregate Purchase Price then outstanding would exceed the Maximum Aggregate Purchase Price.
(g)    Seller may, at any time by sending a Transaction Request (which shall designate the Underlying Asset to be released from a Transaction hereunder) to Buyer at least one (1) Business Day prior to the requested Purchase Price Decrease Date, request a Purchase Price Decrease and obtain the release of the related Underlying Asset. Seller shall remit or cause to be remitted to Buyer the Allocated Purchase Price in connection with such Purchase Price Decrease in accordance with Buyer’s wire instructions not later than 3:00 p.m. on the Purchase Price Decrease Date. Buyer shall apply such Allocated Purchase Price to reduce the aggregate outstanding Purchase Price. In addition, Buyer shall be deemed to have simultaneously released its security interest in such Underlying Asset, shall permit Seller to remove such Underlying Asset from the related Trust, and shall authorize the Custodian to release to Seller the Asset Documents for such Underlying Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Underlying Asset, Buyer shall promptly deliver an amendment thereto or termination thereof evidencing the release of such Underlying Asset Loan from Buyer’s security interest therein. Notwithstanding any provision to the contrary contained elsewhere in any Repurchase Document, at any time during the existence of an uncured Default or Event of Default, Seller may not effect a Purchase Price Decrease with respect to any Underlying Asset without Buyer’s written consent.
(h)    On each Purchase Date, (i) Seller shall, with respect to Eligible Assets that will be delivered or held in definitive, certificated form, deliver to Buyer the original of the relevant certificate with respect to the related Eligible Assets registered in the name of Buyer, and (ii) with respect to Eligible Assets that will be delivered or held in uncertificated form and the ownership of which is registered on books maintained by the issuer thereof or its transfer agent, Seller shall cause the registration of such security or other item of investment property in the name of Buyer and, at the request of Buyer, shall take such other and further steps, and shall execute and deliver such documents or instruments necessary in the opinion of Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder. Unless otherwise instructed by Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to Buyer in accordance with Buyer’s instructions. Any delivery of a Purchased Asset in accordance with this subsection, or any other method acceptable to Buyer, shall be effected in a manner sufficient to cause Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Purchased Assets and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein. No Purchased Assets, whether certificated or uncertificated, shall (i) remain in the possession of Seller, or (ii) remain in the name of Seller or any of its respective agents, or in any account in the name of Seller or any of its respective agents.
(i)    Buyer shall be entitled to exercise any and all voting and corporate rights with respect to the Purchased Assets, including without limitation the right to direct any Trustee relating to any Purchased Asset. Notwithstanding the foregoing clause, Buyer hereby grants Seller a revocable license to (i) direct any Trustee relating to any Purchased Asset, and (ii) vote on any matter, subject however to the terms and conditions of this Agreement; provided, however, that no vote shall be cast or right exercised or other action taken that would, as determined by Buyer, impair, reduce the value of or otherwise adversely affect the Purchased Assets or that would be inconsistent with or result in any violation of any provision of this Agreement or any other Repurchase Document or the Guarantee Agreement; provided, further, that such license shall be automatically revoked upon the occurrence and continuance of any Default or Event of Default hereunder. Without the prior consent of Buyer, Seller shall not (i) vote to enable, or take any other action to permit any related Trust to issue any equity interests of any nature or to issue any other equity interests convertible into or granting the right to purchase or exchange for any equity interests of such Trust, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, a Trust Certificate, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Trust Certificates or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement (other than this Agreement) or undertaking restricting the right or ability of Seller to sell, pledge, assign or transfer any Trust Certificate.
(j)    Seller hereby agrees to pay all reasonable costs and expenses incurred by any party (including reasonable attorney’s fees and expenses) in connection with any registration of a Purchased Asset in the name of Buyer and any ultimate re-registration of a Purchased Asset in the name of Seller, if applicable.
(k)    Buyer and Seller and each Trust hereby agree that, upon the sale of each Trust’s Trust Certificate by Seller to Buyer pursuant to a Transaction hereunder, (i) each Trust irrevocably assigns all of its rights and obligations under the Original Agreement to Seller, Seller accepts such assignment and assumes all of the Trusts’ obligations under the Original Agreement and Buyer consents to such assignment, (ii) the related Trust shall no longer be a Seller under this Agreement, (iii) all Purchased Assets sold by such Trust to Buyer under the Original Agreement and subject to a Transaction at the time such Trust’s Trust Certificate is sold to Buyer shall become Underlying Assets with respect to the related Trust Certificate and remain subject to such Transaction (provided, that upon Buyer’s request, Seller and Buyer shall execute a new Confirmation with respect to such Underlying Assets), subject to the terms of this Agreement, and (iv) such Trust shall have no obligation under this Agreement except with respect to Article 9 hereof.
Section 3.02    Transfer of Purchased Assets; Servicing Rights. (a) On the Purchase Date for each Purchased Asset or Underlying Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Schedule 2 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest (but no Retained Interests) in and to the related Purchased Assets, together with all Servicing Rights in respect of related Underlying Assets. Subject to this Agreement, during the Funding Period, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Subject to the Servicing Agreement, Buyer has the right to designate the servicer and sub-servicer of the Underlying Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Underlying Assets under this Agreement and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents.
Section 3.03    [Reserved].
Section 3.04    Maximum Aggregate Purchase Price. The Aggregate Purchase Price for all Purchased Assets as of any date shall not exceed the Maximum Aggregate Purchase Price. If the Aggregate Purchase Price exceeds the Maximum Aggregate Purchase Price, Seller shall immediately pay to Buyer an amount necessary to reduce the Aggregate Purchase Price to an amount equal to or less than the Maximum Aggregate Purchase Price.
Section 3.05    Early Repurchase Date; Mandatory Repurchases. Seller may terminate any Transaction with respect to any or all Purchased Assets or Underlying Assets and repurchase such Purchased Assets or Underlying Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that (a) Seller irrevocably notifies Buyer at least five (5) Business Days before the proposed Early Repurchase Date identifying the Purchased Asset(s) or Underlying Asset(s) to be repurchased and the Repurchase Price thereof, (b) Seller delivers a certificate from a Responsible Officer of Seller in form and substance satisfactory to Buyer certifying that no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase and there are no other Liens on the Purchased Assets or Underlying Assets other than Buyer’s Lien, (c) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03, (d) Seller thereafter complies with Section 3.06.
In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall immediately repurchase (i) any Purchased Asset that no longer qualifies as an Eligible Asset and any Underlying Asset that no longer qualifies as an Eligible Mortgage Loan or Eligible REO Property, in each case as determined by Buyer, and (ii) any Purchased Asset or Underlying Asset the Market Value of which is determined by Buyer to be zero.
Section 3.06    Repurchase. On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and, so long as no Default or Event of Default has occurred and is continuing, Buyer shall transfer to Seller such Purchased Asset, whereupon the Transaction with respect to such Purchased Asset or Underlying Asset shall terminate. So long as no Default or Event of Default has occurred and is continuing, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset and the related Underlying Assets, shall authorize Custodian to release to Seller the related Asset Documents and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset or Underlying Assets, upon Seller’s request Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset and Underlying Assets from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset, free and clear of any other interests or Liens caused by Buyer’s actions or inactions. Any Income with respect to such Purchased Asset received by Buyer or Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller. Notwithstanding the foregoing, on or before the Facility Termination Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations.
Section 3.07    Extension Option. Upon written notice by Seller delivered to Buyer no earlier than ninety (90) days or later than thirty (30) days before the Facility Termination Date, the Facility Termination Date shall be automatically extended for a period (the “Extension Period”) not to exceed twelve (12) months (the “Extended Facility Termination Date”). The extension of the Facility Termination Date shall be subject to the following: (i) no Default or Event of Default exists on the date of the request to extend or the current Facility Termination Date, (ii) no Margin Deficit shall be outstanding, (iii) all Purchased Assets must qualify as Eligible Assets and all Underlying Assets must qualify as Eligible Mortgage Loans or Eligible REO Property, and (iv) the payment by Seller to Buyer of the Extension Fee on or before the current Facility Termination Date. For the avoidance of doubt, (i) it is understood and acknowledged by the parties that the Funding Period shall not continue during the Extension Period, and (ii) the Facility Termination Date may only be extended automatically once under this Section 3.07, and Buyer shall be under no obligation to extend the Facility Termination Date after the end of the Extended Facility Termination Date.
Section 3.08    Payment of Price Differential and Fees.
(a)    Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets for all but U.S. federal and relevant state and local income and franchise tax purposes, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date. Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.
(b)    If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Remittance Date, with respect to any Purchased Asset, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Pricing Rate until the Price Differential is received in full by Buyer.
(c)    Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement and the Fee Letter including, without limitation:
(i)    the Facility Fee, which shall be due, earned and payable in full (without reduction, set-off or refund in the event of any early termination of this Agreement) by Seller on the Closing Date or, as applicable, the Restatement Date; and
(ii)    the Extension Fee, which shall be due and payable by Seller on the date of the exercise by Seller of each extension of the Facility Termination Date.
Section 3.09    Payment, Transfer and Custody.
(a)    Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller, Guarantor or any other Person under the Repurchase Documents shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due, in immediately available Dollars and without deduction, setoff or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment under the Repurchase Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. Seller shall, to the extent permitted by Requirements of Law, pay to Buyer interest in connection with any amounts not paid when due under the Repurchase Documents, which interest shall be calculated at a rate equal to the Default Rate, until all such amounts are received in full by Buyer. Amounts payable to Buyer and not otherwise required to be deposited into the Waterfall Account shall be deposited into an account of Buyer. Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Waterfall Account.
(b)    Any Asset Documents not delivered to Buyer or Custodian are and shall be held in trust by Seller or its agent for the benefit of Buyer as the beneficial owner thereof. Seller or its agent shall maintain a copy of the Asset Documents and the originals of the Asset Documents not delivered to Buyer or Custodian. The possession of Asset Documents by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of assisting the Servicer with its duties under the Servicing Agreement. Each Asset Document retained or held by Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset, including the Underlying Assets, to Buyer on a servicing-released basis. Seller or its related agent shall release its custody of the Asset Documents only in accordance with written instructions from Buyer, unless such release required as incidental to the servicing of the Underlying Assets by Servicer is in connection with a repurchase of any Purchased Asset or the release of an Underlying Asset from a Transaction hereunder by Seller in accordance with this Agreement and the Custodial Agreement.
Section 3.10    Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Underlying Asset or related Mortgaged Property, (b) any Insolvency Proceeding relating to Seller or any Underlying Obligor, or any action taken with respect to any Repurchase Document or Asset Document by any trustee or receiver of Seller or any Underlying Obligor or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset or Underlying Asset, Repurchase Document or Asset Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing. The Repurchase Obligations shall be full recourse to Seller. This Section 3.10 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.
ARTICLE 4

MARGIN MAINTENANCE
Section 4.01    Margin Deficit.
(b)    If on any date (i) prior to the Extension Period, and during the first ninety (90) days of the Extension Period, the aggregate Market Value of all Underlying Assets is less than the product of (A) Buyer’s Margin Percentage times (B) the aggregate outstanding Purchase Price for all Purchased Assets as of such date, (ii) after the ninetieth (90th) day following the start of the Extension Period, the Extension Margin Amount as of such date is less than the aggregate Purchase Price of all Purchased Assets (either (i) or (ii), a “Margin Deficit”), and such Margin Deficit is greater than the Minimum Transfer Amount, Buyer may provide notice to Seller (as such notice is more particularly set forth below and in Section 4.01(b) (a “Margin Call”)) of such Margin Deficit. Such notice shall require Seller to transfer cash to Buyer to reduce the Aggregate Purchase Price, so that, after giving effect to such payments, the Aggregate Purchase Price for all Purchased Assets does not exceed the aggregate Market Value of all Underlying Assets multiplied by the Applicable Percentage or, after the (90th) day following the start of the Extension Period, the Extension Margin Amount as of such date. Buyer shall apply the funds received in satisfaction of a Margin Deficit to the Repurchase Obligations to reduce the Aggregate Purchase Price in such manner as Buyer determines. For the avoidance of doubt, a Margin Call may be made with respect to a single Purchased Asset, multiple Purchased Assets or any number of Underlying Assets, so long as, subject to the following sentence, a Margin Deficit that is greater than the Minimum Transfer Amount exists. Notwithstanding the foregoing, at any time an Underlying Asset becomes (x) a Non-Performing Mortgage Loan or (y) an REO Property, if the Market Value of such Underlying Asset is less than the product, as of such date, of (A) Buyer’s Margin Percentage times (B) the Allocated Purchase Price for such Underlying Asset, Buyer may provide a notice to Seller in accordance with this Section 4.01 requiring Seller to transfer cash to Buyer to eliminate such deficit.
(c)    Notice delivered pursuant to Section 4.01(a) may be given by any written means. Any notice given before 11:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the next Business Day; notice given after 11:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 11:00 a.m. (New York City time) on the second Business Day following such notice delivery (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.
(d)    Buyer’s election not to deliver a Margin Call at any time there is a Margin Deficit shall not waive the Margin Deficit or in any way limit or impair Buyer’s right to deliver a Margin Call at any time when the same or any other Margin Deficit exists. Buyer’s rights under this Section 4.01 are in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.
(e)    All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Waterfall Account, except as directed by Buyer, and notwithstanding any provision in Section 5.03 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.
ARTICLE 5

APPLICATION OF INCOME
Section 5.01    Waterfall Account. The Waterfall Account shall be established at the Account Bank. Buyer shall have sole dominion and control (including “control” within the meaning of Section 9-104(a) of the UCC) over the Waterfall Account. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Waterfall Account. All Income received by Seller, Servicer, any Trustee, Buyer or Account Bank in respect of the Purchased Assets and Underlying Assets shall be deposited by such Person into the Waterfall Account in accordance with the Servicing Agreement and, if applicable, the Servicing Side Letter, and shall be property of Buyer and applied to and remitted by Account Bank in accordance with this Article 5.
Section 5.02    Price Differential Maintenance Account. Seller shall establish a Price Differential Maintenance Account at Account Bank. Buyer shall have sole dominion and control (including “control” within the meaning of Section 9-104(a) of the UCC) over the Price Differential Maintenance Account. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Price Differential Maintenance Account. All amounts on deposit, as well as any amounts remitted by Seller in accordance with this Agreement, shall be deposited directly into the Price Differential Maintenance Account and shall be for the benefit of Seller. Any amounts remaining in the Price Differential Maintenance Account upon the satisfaction of all Repurchase Obligations due to Buyer under this Agreement shall be remitted to Seller.
Section 5.03    Before an Event of Default.
(a)    If no Event of Default exists, Buyer shall direct Account Bank to apply all Income described in Section 5.01 and received during each Pricing Period and deposited into the Waterfall Account by no later than the next following Remittance Date in the following order of priority:
first, to pay to Servicer an amount sufficient to reimburse Servicer for any outstanding servicing advances advanced from Servicer’s own funds pursuant to the Servicing Agreement;
second, to pay to Servicer and Custodian, on a pro rata basis, amounts equal to their respective fees due and payable with respect to the Repurchase Documents;
third, to pay to Buyer amounts equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;
fourth, to pay to Buyer amounts equal to any Repurchase Price payable to Buyer;
fifth, to pay to Buyer amounts sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);
sixth, to pay to Buyer amounts equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller to Buyer under the Repurchase Documents;
seventh, to deposit any amounts necessary to maintain the Price Differential Required Amount;
eighth, (i) for any Remittance Date during the Extension Period, and provided no Cash-Trap Trigger Event has occurred, to remit amounts to Buyer to be applied to decrease the aggregate Purchase Price of the Purchased Assets, until the aggregate Purchase Price equals or is less than the Extension Margin Amount or (ii) during the existence of a Cash-Trap Trigger Event, one hundred percent (100%) of any remaining amounts to Buyer to reduce the Aggregate Purchase Price to zero;
ninth, to pay to Servicer and Custodian any Indemnified Amounts then due and payable from Seller to such parties under the Repurchase Documents; and
tenth, any remaining amounts to Seller.
(b)    Notwithstanding anything in this Section 5.03 to the contrary, Buyer shall apply all amounts allocable to any outstanding Margin Deficit under clause fifth of Section 5.03(a) above and any amounts paid by Seller to cure any outstanding Margin Deficit in its discretion and shall apply all other amounts allocable to Buyer under Section 5.03(a) above first to the Purchased Asset and Underlying Assets with respect to which such amounts relate, and then, pro rata to all other Purchased Assets and Underlying Assets in accordance with the outstanding Purchase Price for such Purchased Assets and Underlying Assets.
(c)    On the Facility Termination Date, all Income net of those proceeds used to pay the Price Differential, shall be paid to Buyer to reduce the Aggregate Purchase Price to zero and any remainder shall be remitted to Seller.
(d)    If on any Remittance Date, the amounts then on deposit in the Waterfall Account are insufficient to satisfy clause third of Section 5.03(a) above, Buyer may withdraw from the Price Differential Maintenance Account an amount of funds necessary to cure such deficiency.
Section 5.04    After Event of Default. If an Event of Default exists, all Income with respect to the Purchased Assets in respect of Underlying Assets shall be deposited into the Waterfall Account. All Income deposited into the Waterfall Account in respect of the Purchased Assets and Underlying Assets shall be applied by Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:
first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such date;
second, to pay to Buyer, Custodian and Servicer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer, each Trustee and Servicer, as applicable, under the Repurchase Documents;
third, to pay to Buyer an amount equal to the Aggregate Purchase Price (to be applied in such order and in such amounts as determined by Buyer, until such Aggregate Purchase Price has been reduced to zero);
fourth, to pay to Buyer all other Repurchase Obligations due to Buyer; and
fifth, to pay any remaining amounts to Seller.
Section 5.05    Seller to Remain Liable. If the amounts remitted to Buyer as provided in Sections 5.03 and 5.04 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.
Section 5.06    Update of the Purchase Price. Buyer shall provide an update of the outstanding Allocated Purchase Price for each Underlying Asset upon request by Seller, which request may be made no more frequently than once each calendar month.
ARTICLE 6

CONDITIONS PRECEDENT
Section 6.01    Conditions Precedent to Initial Transaction. Buyer shall not be obligated to enter into any Transaction for the purchase of any Eligible Asset or funding of any Purchase Price Increase until the following conditions have been satisfied, or waived by Buyer, on and as of the Initial Purchase Date:
(a)    Buyer has received the following documents, each dated the Closing Date or as of the Closing Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller and Guarantor, (iii) certificates of the secretary or an assistant secretary of Seller, Servicer and Guarantor together with copies of the Governing Documents and applicable resolutions and the incumbencies and signatures of officers of Seller, Servicer and Guarantor executing the Repurchase Documents to which it is a party, evidencing the respective authority of Seller, Servicer and Guarantor with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed Seller’s Power of Attorney in the form of Exhibit I, (vi) [reserved], (vii) such opinions from counsel to Seller, Servicer and Guarantor as Buyer may require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, first priority perfected security interests in the Purchased Assets and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, and the applicability of Bankruptcy Code and “securities contract” safe harbor, and (viii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as it may reasonably require;
(b)    (i) UCC financing statements have been filed against Seller in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation, bankruptcy and other matters relating to Seller, Servicer and Guarantor and the Purchased Assets as Buyer may require, and (iii) the results of such searches are reasonably satisfactory to Buyer;
(c)    Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter and the other Repurchase Documents, as contemplated by Section 13.02, including without limitation the Facility Fee;
(d)    Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer” and Anti-Terrorism Laws diligence) and modeling as it may require in its discretion; and
(e)    Buyer has received approval from its internal credit committee and all other necessary approvals required for Buyer, to enter into this Agreement and consummate Transactions hereunder.
Section 6.02    Conditions Precedent to All Transactions. Buyer shall not be obligated to enter into any Transaction for the purchase of any Eligible Asset or funding of any Purchase Price Increase, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied or waived by Buyer, with respect to each Eligible Asset and Underlying Asset on and as of the Purchase Date therefor:
(e)    Buyer has received the following documents: (i) a Transaction Request, (ii) an Underwriting Package, (iii) a Confirmation, (iv) copies of the Servicing Agreement, to the extent not already provided, (v) all related Servicer Letter Agreement to the extent not already provided, and shall have received and consented to all amendments, supplements and modifications thereto, (vi) each trust receipt and any other items required to be delivered under the Custodial Agreement, and (vii) all other documents, certificates, information, financial statements, reports and approvals as Buyer may reasonably require;
(f)    immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach with respect to the Eligible Assets or related Underlying Assets proposed to be sold, Default, Event of Default, Margin Deficit, Material Adverse Effect or Market Disruption Event exists;
(g)    Buyer has completed its due diligence review of the Underwriting Package, Asset Documents and such other documents, records and information as Buyer deems appropriate with respect to each Underlying Asset, and the results of such reviews are satisfactory to Buyer, which determination may include, without limitation, ordering BPOs on a representative sample of Underlying Assets as determined by Buyer and its credit review of the data. Seller shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.02(c); provided, that Seller shall not be responsible for paying Buyer’s costs and expenses in excess of, in the aggregate, $20.00 per Underlying Asset in such pool of Underlying Assets. Seller shall deliver BPOs in addition to the representative sample upon the request of Buyer, provided that these additional BPOs shall be at Buyer’s sole expense. Seller shall provide Buyer with a BPO Schedule for all Underlying Assets;
(h)    Buyer has (i) determined that such Trust Certificate is an Eligible Asset and each Underlying Asset is an Eligible Mortgage Loan or Eligible REO Property, and (ii) has executed the Confirmation;
(i)    the Aggregate Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price after giving effect to such Transaction;
(j)    such Purchase Date occurs on or after the Closing Date but prior to the expiration of the Funding Period and the Repurchase Date specified in the Confirmation is not later than the Facility Termination Date;
(k)    Seller and Custodian have satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by such Person on or before such Purchase Date;
(l)    to the extent the related Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, Buyer has received evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Underlying Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;
(m)    [reserved]; and
(n)    the Price Differential Maintenance Account contains funds in an amount equal to the Price Differential Required Amount.
Section 6.03    Conditions Precedent to Amendment and Restatement. The amendment and restatement of the Original Agreement shall be conditioned on the satisfaction or waiver of the following conditions:
(a)    Buyer has received the following documents, each dated the Restatement Date or as of the Restatement Date unless otherwise specified: (i) this Agreement, the Custodial Agreement, the Fee Letter, the Guarantee Agreement, the Servicer Letter Agreement, each related Trust Agreement and the Seller’s Power of Attorney, each duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller, each Trust and Guarantor, (iii) certificates of the secretary or an assistant secretary of Seller, each Trust, Servicer and Guarantor together with copies of the Governing Documents and applicable resolutions and the incumbencies and signatures of officers of Seller, each Trust, Servicer and Guarantor executing the Repurchase Documents to which it is a party, evidencing the respective authority of Seller, each Trust, Servicer and Guarantor with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed Seller’s Power of Attorney in the form of Exhibit I with respect to Seller, (vi) [reserved], and (vii) such opinions from counsel to Seller, each Trust, Servicer and Guarantor as Buyer may require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, first priority perfected security interests in the Purchased Assets and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, non-consolidation and the applicability of Bankruptcy Code and “securities contract” safe harbor;
(b)    UCC financing statements have been filed against Seller in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation, bankruptcy and other matters relating to Seller, each Trust and Guarantor and the Purchased Assets as Buyer may reasonably require, and (iii) the results of such searches are reasonably satisfactory to Buyer; and
(c)    Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter and the other Repurchase Documents, as contemplated by Section 13.02, including without limitation the Facility Fee, in each case, to the extent due and payable on or before the Restatement Date.
Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 (other than the conditions set forth in Sections 6.02(e) or 6.01(d), 6.01(e) or 6.02(g) (solely with respect to Custodian) have been satisfied.
ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller (unless otherwise specified herein) represents and warrants, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect, except as set forth in Schedule 3, as follows:
Section 7.01    Seller. Seller has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Delaware. Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Assets. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller is located (within the meaning of Article 9 of the UCC), in the state of Delaware. Seller has not changed its name or location within the past twelve (12) months. Seller’s organizational identification number is 5166450 and its tax identification number is 33-1227030. Seller is an indirect wholly-owned Subsidiary of Guarantor. The fiscal year of Seller is the calendar year. Seller has no Indebtedness, Contractual Obligations or investments other than (a) ordinary trade payables, (b) in connection with Underlying Assets acquired or originated for the Transactions, and (c) the Repurchase Documents. Seller has no Guarantee Obligations.
Section 7.02    Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no litigation, proceeding or investigation pending or, to the Knowledge of Seller threatened, against Seller, Guarantor or any Affiliate of Seller or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
Section 7.03    Solvency. Neither Seller nor any Affiliate of Seller (excluding any Affiliate that is a Variable Interest Entity) is or has ever been the subject of an Insolvency Proceeding. Seller, Guarantor and each Affiliate of Seller (excluding any Affiliate that is a Variable Interest Entity) or Guarantor is Solvent and the Transactions do not and will not render Seller, Guarantor or any Affiliate of Seller (excluding any Affiliate that is a Variable Interest Entity) or Guarantor not Solvent. Neither Seller nor Guarantor is entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller, Guarantor or any Affiliate of Seller or Guarantor. Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.
Section 7.04    Taxes. Seller and each Affiliate of Seller have filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them, or with respect to any of their properties or assets (taking into account extensions) and have paid all material Taxes (including mortgage recording Taxes and all income or franchise Taxes) due and payable by them pursuant to such returns or pursuant to any assessment received by them, except for any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller and each Affiliate of Seller have paid, or have provided adequate reserves for the payment of, all such Taxes for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim relating to any such Taxes now pending or threatened in writing by any Governmental Authority which is not being contested in good faith as provided above. Neither Seller nor any Affiliate of Seller has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of Seller, Guarantor or any Affiliate of Seller or Guarantor not to be subject to the normally applicable statute of limitations. No tax liens have been filed against any assets of Seller or Guarantor. Seller does not intend to treat any Transaction as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4. If Seller determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to Treasury Regulation Section 301.6112-1 and will maintain the lists and other records required thereunder.
Section 7.05    Financial Condition. The audited balance sheet of Seller or Guarantor as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct and present fairly the financial condition of Guarantor as of such date and the results of its operations and cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein. Guarantor does not have any material contingent liability or liability for Taxes or any long term lease or unusual forward or long term commitment, including any Derivative Contract, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Buyer prior to the Closing Date, Guarantor has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Repurchase Documents) that are material in relation to the financial condition of Seller.
Section 7.06    True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller, any Trust or Guarantor to Buyer in connection with the Repurchase Documents and the Transactions (excluding any representation and warranty set forth on Schedule 1-A, 1-B and 1-C and any information set forth in the Mortgage Loan Schedule or REO Property Schedule), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller, any Trust or Guarantor to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.
Section 7.07    Compliance with Laws. Seller and each Trust has complied in all respects with all Requirements of Laws, and no Purchased Asset or Underlying Asset contravenes any Requirements of Laws. Neither Seller nor any Affiliate of Seller (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than 10% of its assets located in Sanctioned Entities, or (g) derives more than 10% of its operating income from investments in or transactions with Sanctioned Entities. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity. Neither Seller nor any Affiliate of Seller (a) is or is controlled by an “investment company” as defined in such Act or is exempt from the provisions of the Investment Company Act, (b) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (c) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or previously owned or leased by Seller, any Affiliate of Seller or their respective predecessors contain or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller or Guarantor thereunder. Seller has no Knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller under any Environmental Law. Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Seller or Guarantor thereunder. Seller and all Affiliates of Seller are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. Neither Seller nor any Affiliate of Seller has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any Affiliate of Seller or any other Person, in violation of the Foreign Corrupt Practices Act.
Section 7.08    Compliance with ERISA. With respect to any Plan, during the immediately preceding five (5) year period, (a) neither a Reportable Event nor any failure to meet the minimum funding standards of section 302 of ERISA or section 412 of the Code has occurred, (b) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (c) no termination of a Plan has occurred resulting in any liability that has remained underfunded, and (d) no Lien in favor of the PBGC or a Plan has arisen. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for the purposes of Statement of Financial Accounting) did not, as of the last annual valuation date prior to the date hereof, exceed the value of the assets of such Plan by an amount greater than $1,000,000. Neither Seller nor any Affiliate of Seller is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan. None of the assets of Seller or any Guarantor are deemed to be plan assets within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.
Section 7.09    No Default or Material Adverse Effect. No Event of Default exists. No default or event of default (however defined) exists under any Indebtedness, Guarantee Obligations or Contractual Obligations of Seller (excluding the Repurchase Documents). Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents and Asset Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law which would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. No Internal Control Event has occurred. Seller has delivered to Buyer all underlying servicing agreements (or provided Buyer with access to a service, internet website or other system where Buyer can successfully access such agreements) with respect to the Underlying Assets, and to Seller’s Knowledge no material default or event of default (however defined) exists thereunder. Seller has delivered to Buyer copies of all credit facilities, repurchase facilities and substantially similar facilities of Seller that are presently in effect, and no default or event of default (however defined) on the part of Seller exists thereunder.
Section 7.10    [Reserved].
Section 7.11    [Reserved].
Section 7.12    Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all Servicing Rights related to the Underlying Assets), free and clear of any Liens (other than Permitted Liens). With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations, delivery to Buyer of the Trust Certificates, the execution and delivery of the Custodial Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC, subject only to Permitted Liens. The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement, and Seller intends that they be governed by Article 8 of the UCC. Seller has not sold, assigned, pledged, granted a security interest in, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than pursuant to the Repurchase Documents. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.
Section 7.13    No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction.
Section 7.14    [Reserved].
Section 7.15    Separateness. Seller is in compliance with the requirements of Article 9.
Section 7.16    Other Indebtedness. All Indebtedness (other than Indebtedness as evidenced by this Agreement or Indebtedness to Seller’s sole stockholder or member included in the calculation of Adjusted Tangible Net Worth) of Seller existing on the date hereof are listed on Schedule 4 hereto.
Section 7.17    [Reserved].
Section 7.18    Chief Executive Office; Jurisdiction of Organization. Seller’s jurisdiction of organization is Delaware. Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s jurisdiction. Seller does not have a trade name. During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.
Section 7.19    [Reserved].
Section 7.20    REIT Status. Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.
Section 7.21    [Reserved].
Section 7.22    No Adverse Selection. No procedures believed by Seller to be adverse to Buyer were utilized by Seller or Servicer in identifying or selecting the proposed Purchased Assets or Underlying Assets for sale to Buyer.
Section 7.23    Servicing Rights. All Servicing Rights with respect to the Underlying Assets have been sold and transferred to the applicable Trust for the benefit of Buyer, and neither Seller or any Affiliate of Seller has any Retained Interest therein except as may be provided in the Repurchase Documents.
ARTICLE 8

COVENANTS OF SELLER AND GUARANTOR
From the date hereof until the Repurchase Obligations are paid in full and the Repurchase Documents are terminated, Seller (unless otherwise specified herein) shall perform and observe the following covenants, which shall (a) be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists), and (b) shall also apply to all Subsidiaries of Seller:
Section 8.01    Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all special purpose entity provisions, and (d) not modify, amend or terminate its Governing Documents. Seller’s operating agreement may not be amended without Buyer’s prior written consent. Seller shall (a) not engage in any activities other than those expressly permitted under its trust agreement and (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business. Seller shall not (a) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), or (b) move (except to the extent permitted pursuant to the Custodial Agreement), or consent to Custodian moving, the Asset Documents from the location thereof on the Restatement Date, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Seller shall enter into each Transaction as principal, unless Buyer agrees before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.
Section 8.02    Compliance with Laws, Contractual Obligations and Repurchase Documents. Seller shall comply in all material respects with all Requirements of Laws, including those relating to any Purchased Asset and Underlying Asset and to the reporting and payment of Taxes. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall maintain the Custodial Agreement in full force and effect.
Section 8.03    Structural Changes. Neither Seller nor Guarantor shall (a) enter into a merger or consolidation (except that Guarantor may enter into a merger or consolidation if Guarantor is the surviving entity after such merger or consolidation), (b) sell all or substantially all of its assets or properties or (c) liquidate, wind up or dissolve, without the consent of Buyer. Seller shall ensure that all Equity Interests of Seller shall continue to be owned by the owner or owners thereof as of the date hereof. Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer (other than a transfer of any unpledged property or assets to another Affiliate of Seller). Except as contemplated by this Agreement or the other Repurchase Documents, Seller shall not enter into any transaction with an Affiliate of Seller (other than a transfer of Mortgage Loans and/or REO Property in the ordinary course of business) unless (a) Seller notifies Buyer of such transaction at least ten (10) days before entering into it, and (b) such transaction is on market and arm’s-length terms and conditions, as demonstrated in Seller’s notice.
Section 8.04    Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, Asset Documents or Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Repurchase Documents and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations, to the extent permitted under each Purchase Agreement. Seller shall comply with all requirements of the Custodial Agreement with respect to each Underlying Asset, including the delivery to Custodian of all required Asset Documents. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement, Servicing Agreement or Servicer Letter Agreement, nor consent to any amendment, modification, waiver or termination of any Trust Agreement, without the prior written consent of Buyer. Seller shall not, or permit Servicer to, extend, amend, waive, terminate, rescind, cancel, release or otherwise modify the material terms of or any collateral, guaranty or indemnity for, or exercise any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Underlying Asset or Asset Document except in accordance with the Servicing Standard. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset or Underlying Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset or Underlying Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Buyer or Custodian at the direction of Buyer, as applicable, together with endorsements required by Buyer.
Section 8.05    Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. Upon the occurrence of an Event of Default, Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent (a) arising or existing under the Repurchase Documents, (b) existing as of the Closing Date, as referenced in the financial statements delivered to Buyer prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension and (c) incurred after the Closing Date to originate or acquire Underlying Assets or to provide funding with respect to Underlying Assets. Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including the Underlying Assets) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.
Section 8.06    Maintenance of Property and Insurance. Seller shall (a) keep all property useful and necessary in its business in good working order and condition, (b) maintain insurance on all its properties in accordance with customary and prudent practices of companies engaged in the same or a similar business, and (c) furnish to Buyer upon request information and certificates with respect to such insurance.
Section 8.07    Financial Covenants.
(a)    Guarantor shall not permit the ratio of its Indebtedness to its Adjusted Tangible Net Worth to be greater than 3.00 to 1.00 at any time.
(b)    Guarantor shall not permit its Liquidity to be equal to an amount less than five (5%) percent of its Indebtedness at any time.
(c)    Guarantor shall not permit its Tangible Net Worth to be less than $310,000,000 plus seventy percent (70%) of the aggregate amount of any equity or capital raises after the Closing Date at any time.
Section 8.08    Delivery of Income. Seller shall, and pursuant to each Servicer Letter Agreement shall cause Servicer or Interim Servicer and all other applicable Persons to, deposit all Income for the related Pricing Period in respect of the Underlying Assets into the Waterfall Account in accordance with Section 5.01 hereof no later than (2) Business Days prior to each Remittance Date, subject to the remittance schedule of the related Purchase Agreement with respect to any Underlying Assets serviced by an Interim Servicer. Seller and Servicer (a) shall comply with and enforce the Servicer Letter Agreement and (b) shall not amend, modify, waive, terminate or revoke the Servicer Letter Agreement without Buyer’s consent. In connection with each principal payment or prepayment under a Underlying Asset, Seller shall provide or cause to be provided to Buyer and Custodian sufficient detail to enable Buyer and Custodian to identify the Underlying Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Underlying Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by Seller, Guarantor or any Affiliate thereof, Seller shall pay or deliver or cause to be delivered such Income to Buyer or Custodian on behalf of Buyer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller.
Section 8.09    Delivery of Financial Statements and Other Information. Seller shall deliver (or cause Servicer to deliver, as applicable) the following to Buyer, as soon as available and in any event within the time periods specified:
(a)    within thirty (30) days after the end of each month, each fiscal quarter and each fiscal year of Guarantor, (i) the unaudited balance sheets of Guarantor as at the end of such period, (ii) the related unaudited statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate;
(b)    within ninety (90) days after the end of each fiscal year of Guarantor, (i) the audited balance sheets of Guarantor as at the end of such fiscal year, (ii) the related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) a certification from such accountants that, in making the examination necessary therefor, no information was obtained of any Default or Event of Default except as specified therein, (v) projections of Guarantor of the operating budget and cash flow budget of Guarantor for the following fiscal year, and (vi) a Compliance Certificate;
(c)    all reports submitted to Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Guarantor made by such accountants, including any management letter commenting on Guarantor’s internal controls;
(d)    [reserved];
(e)    [reserved];
(f)    within four (4) Business Days after the end of each month, the Transaction Report;
(g)    within eight (8) Business Days after the end of each month, a properly completed monthly servicing report, substantially in the form of Exhibit M, with respect to each Underlying Asset;
(h)    on each Purchase Date, the Transaction Request identifying the related Purchased Assets and Underlying Assets, as provided in Section 3.01(a);
(i)    within eight (8) Business Days after the end of each month, an REO Property Summary and an updated report setting forth each REO Property subject to a Transaction;
(j)    [reserved];
(k)    [reserved];
(l)    [reserved];
(m)    Within five (5) days after any material amendment, modification or supplement has been entered into with respect to the Servicing Agreement, a fully executed copy thereof, certified by Seller to be true, correct and complete;
(n)    any other material agreements, correspondence, documents or other information not included in an Underwriting Package which is relevant to the Repurchase Documents or to Seller’s ability to perform its obligations thereunder or relevant to the Purchased Assets, as soon as possible after the discovery thereof by Seller, Guarantor or any Affiliate of Seller or Guarantor;
(o)    as soon as available, and in any event within thirty (30) days of receipt, (x) copies of relevant portions of any final written Agency, FHA, VA and Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) ”report cards,” “grades” or other classifications of the quality of Seller’s operations and (y) any other material issues raised upon examination of Seller or its facilities by any Governmental Authority; and
(p)    such other information regarding the financial condition, operations or business of Guarantor as Buyer may reasonably request.
Section 8.10    Delivery of Notices. Seller shall immediately notify Buyer of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:
(a)    a Representation Breach;
(b)    any of the following: (i) with respect to any Underlying Asset or related Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;
(c)    the existence of any Default, Event of Default under any Repurchase Document, or material default under or related to a Purchased Asset, Asset Document, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;
(d)    the resignation or termination of Servicer or Asset Manager under the Servicing Agreement or Asset Management Agreement, respectively, with respect to any Underlying Asset;
(e)    the establishment of a rating by any Rating Agency applicable to Seller, Servicer, Guarantor or any Affiliate of thereof and any downgrade in or withdrawal of such rating once established;
(f)    promptly upon Knowledge thereof, notice of any change in Guarantor’s status as a REIT;
(g)    (1) any Reportable Event or failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or any request for a waiver under Section 412(c) of the Code for any Plan; a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or an ERISA Affiliate to terminate any Plan or the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan; the complete or partial withdrawal from a Multiemployer Plan by Seller, Guarantor or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller, Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA or the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller, Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part; and
(h)    the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller, Guarantor or any Affiliate thereof, any Underlying Asset or Mortgaged Property (excluding routine foreclosure or bankruptcy actions relating to such Mortgaged Property) (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Asset Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.
Section 8.11    [Reserved].
Section 8.12    [Reserved].
Section 8.13    Records.
(a)    Seller shall collect and maintain or cause to be collected and maintained all Records in accordance with industry custom and practice for assets similar to the Underlying Assets, including those maintained pursuant to the preceding subparagraph, and all such Records constituting Asset Documents shall be in Custodian’s possession except as otherwise provided under the Custodial Agreement. Seller will not allow any such papers, records or files that are an original or an only copy and part of the Asset Documents to leave Custodian’s possession, except in accordance with the terms of the Custodial Agreement. Seller shall or shall cause Servicer to maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Underlying Assets and preserve them against loss.
(b)    For so long as Buyer has an interest in or lien on any Purchased Asset, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.
(c)    Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its respective independent certified public accountants.
Section 8.14    No Pledge. Seller shall not pledge, transfer or convey any security interest in any Waterfall Account or the Price Differential Maintenance Account to any Person without the express written consent of Buyer.
Section 8.15    [Reserved].
Section 8.16    Maximum Aggregate Purchase Price. If at any time, the Aggregate Purchase Price exceeds the Maximum Aggregate Purchase Price, Seller shall, at Buyer’s request, repurchase Purchased Assets, or obtain the release of Underlying Assets pursuant to a Purchase Price Decrease, and remit to Buyer the Repurchase Price or Allocated Purchase Price with respect to each such Purchased Asset or Underlying Asset, as applicable, such that the Aggregate Purchase Price following such repurchase shall be less than or equal to the Maximum Aggregate Purchase Price, by 5:00 p.m. (New York City time) on the Business Day following Buyer’s request if made before 11:00 a.m. (New York City time) on a Business Day, or if such request is made after 11:00 a.m. (New York City time) on a Business Day, by no later than 4:00 p.m. (New York City time) on the second Business Day following such request.
Section 8.17    [Reserved].
Section 8.18    Distributions. If an Event of Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.
Section 8.19    Maintenance of Price Differential Maintenance Account. Seller shall at all times, maintain in the Price Differential Maintenance Account funds in an amount equal to the Price Differential Required Amount.
ARTICLE 9

SINGLE-PURPOSE ENTITY
Section 9.01    Covenants Applicable to each Trust. Each Trust shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Repurchase Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) with respect to the Asset Documents and the Retained Interests and (ii) as otherwise permitted under this Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition by a Trust of Mortgage Loans and REO Property to be included as Underlying Assets under the Repurchase Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of such Trust from such Affiliate and to indicate that the assets and credit of such Trust are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Trust’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, (j) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (k) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (l) not hold itself out to be responsible for the debts or obligations of any other Person, (m) provide Buyer at least two (2) Business Days prior notice of the removal and/or replacement of any Trustee of such Trust, (n) use separate stationery, invoices and checks bearing its own name, (o) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate and (p) not pledge its assets to secure the obligations of any other Person. Each Trust shall have a Trustee serving as its trustee and shall not take, and shall not cause or permit its trustee to take, any Insolvency Action with respect to such Trust without the consent of 100% of the holders of Equity Interest of such Trust.
ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES
Section 10.01    Events of Default. Each of the following events shall be an “Event of Default”:
(d)    Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential within one (1) Business Day of when due, or (iii) any other amount within two (2) Business Days of when due, in each case under the Repurchase Documents;
(e)    Seller fails to observe or perform in any material respect any other covenant or Repurchase Obligation of Seller under the Repurchase Documents and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;
(f)    Any Representation Breach (other than a Representation Breach regarding any representations and warranties set forth on Schedule 1-A, 1-B or 1-C and any information set forth in the Mortgage Loan Schedule or REO Property Schedule, breach of which shall be considered solely for the purpose of determining the Market Value of the Underlying Assets, unless (i) Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time made, or (ii) Buyer determines that any such representations and warranties continue to be regularly made on a materially false or misleading basis), exists and continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;
(g)    Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $1,000,000 with respect to Seller, or $1,000,000 with respect to Guarantor, and the effect of such default is to permit the acceleration of the maturity of the related obligations of Seller or Guarantor, as applicable (regardless of whether such default is waived or such acceleration occurs);
(h)    Seller, Guarantor or any Affiliate thereof defaults beyond any applicable grace period in paying any amount due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between Seller, Guarantor or any Affiliate thereof and Buyer or any Affiliate of Buyer;
(i)    An Insolvency Event occurs with respect to Seller or Guarantor;
(j)    A Change of Control occurs without Buyer’s prior written consent;
(k)    A final judgment or judgments for the payment of money in excess of $1,000,000 with respect to Seller (excluding any judgment relating to any Underlying Asset), or $5,000,000 with respect to Guarantor in the aggregate is entered against Seller or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within ten (10) Business Days from the date of entry thereof;
(l)    A Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller or any Trust, (ii) displace the management of Seller or any Trust or curtail its authority in the conduct of the business of Seller or any Trust, (iii) terminate the activities of Seller or any Trust as contemplated by the Repurchase Documents, or (iv) remove, limit or restrict the approval of Seller or any Trust of the foregoing as an issuer, buyer or seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days;
(m)    Seller or Guarantor admits that it is not Solvent or is not able or not willing to perform any of its Repurchase Obligations, Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;
(n)    Any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part;
(o)    Buyer ceases for any reason to have a valid and perfected first priority security interest in a material portion of the Purchased Assets;
(p)    Seller, any Trust or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller, any Trust or Guarantor as an “investment company”;
(q)    Seller or any Trust or Trustee engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller or such Trust or Trustee fails to obtain such consent;
(r)    Seller, any Trust or Servicer fails to deposit to the Waterfall Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement, and such failure continues unremedied for two (2) Business Days;
(s)    Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;
(t)    (i) Altisource Asset Management Corporation ceases to be Asset Manager, (ii) Asset Manager becomes, in the reasonable opinion of Buyer, incapable of performing its duties as Asset Manager or otherwise fails to act on behalf of Seller and each Trust in principally the same or similar capacity as that held as of the date of this Agreement, or an Insolvency Event occurs with respect to Asset Manager, or (iii) Seller or any Trust appoints another asset manager or investment manager, and in the case of clauses (i), (ii) and (iii) above, such asset manager or investment manager shall not have been replaced with another person satisfactory to Buyer, as evidenced in writing by Buyer;
(u)    Guarantor fails (i) to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by Guarantor of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT;
(v)    (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 (of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller, Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller, Guarantor or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or (ix) the assets of Seller or any Guarantor are treated as “plan assets” under 29 C.F.R. 2510.3-101 as modified by Section 3(42) of ERISA;
(w)    Any material amendment, modification, waiver or termination of any provision of any Purchase Agreement, Servicing Agreement, Servicer Letter Agreement or Trust Agreement is made without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed;
(x)    There shall have occurred a Guarantee Default under the Guarantee Agreement;
(y)    Failure of Seller to maintain in the Price Differential Maintenance Account at all times funds in an amount equal to the Price Differential Required Amount and such failure continues unremedied for two (2) Business Days;
(z)    Any material failure of Servicer to service the Underlying Assets in accordance with the Servicing Standard, that is continuing and the servicing with respect thereto shall not have been transferred to a successor Servicer acceptable to Buyer within thirty (30) days following such failure; or
(aa)    Any condition or circumstance exists which causes, constitutes or is reasonably likely to cause or constitute a Material Adverse Effect, as determined by Buyer.
Section 10.02    Remedies of Buyer as Owner of the Purchased Assets. If an Event of Default exists, at the option of Buyer, exercised by notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(f), (i) or (j)), the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Buyer exercises or is deemed to have exercised the foregoing option:
(c)    All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.
(d)    All amounts in the Waterfall Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Article 5.
(e)    Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Records and all other instruments, certificates and documents then held by Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Servicing Files and other files and records of Seller and Servicer. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.
(f)    Buyer may immediately, at any time and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i) sell such Purchased Assets, direct the related Trustee to sell the related Underlying Assets, or terminate the related Trust and sell the related Underlying Assets, on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets, or terminate the related Trust and retain the related Underlying Assets, and give Seller credit against the Repurchase Price for such Purchased Asset or Underlying Asset (or if the amount of such credit exceeds the Repurchase Price allocable to such Purchased Assets and/or Underlying Assets, to credit against Repurchase Obligations due and any other amounts then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer), in an amount equal to the Market Value of such Purchased Assets and/or Underlying Assets. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto until the Repurchase Obligations have been paid in full. Buyer shall not be required to give any warranties as to the Purchased Assets or Underlying Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets and Underlying Assets. The foregoing procedure for disposition and liquidation of the Purchased Assets and/or Underlying Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets and/or Underlying Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets and/or Underlying Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. For the avoidance of doubt, the parties agree that Buyer shall be entitled to place the Underlying Assets in a pool for issuance of mortgage backed securities at the then prevailing price for such securities and to sell such securities for such prevailing price in the open market.
(g)    The Parties agree that the Purchased Assets and Underlying Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset or direct the related Trustee to sell more than one Underlying Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset or Underlying Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter.
(h)    Buyer shall have the right to direct Servicer to remit all collections thereon to Buyer, and if any such payments are received by Seller, Guarantor or Servicer, Seller shall not and shall not permit Guarantor or Servicer to commingle the amounts received with other funds of Seller, Guarantor or Servicer and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate Servicer with or without cause.
(i)    Upon the occurrence of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and/or Underlying Assets to the Repurchase Prices hereunder and all other Repurchase Obligations in the manner Buyer deems appropriate until the Repurchase Obligations have been paid in full, and any remaining proceeds shall be paid to Seller.
(j)    Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.
(k)    Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.
(l)    Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.
(m)    Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 8. This Section 10.02(k) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.
(n)    All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.18, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets and/or Underlying Assets, or any other election of remedies.
ARTICLE 11

SECURITY INTEREST
Section 11.01    Grant. (o) For all but U.S. federal and relevant state and local income and franchise tax purposes, Buyer and Seller intend that all Transactions shall be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents in the event that any Governmental Authority recharacterizes the Transactions as other than sales, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of its rights, title and interest in, to and under the Purchased Assets (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof), and the transfers of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the Transactions are recharacterized as loans, to repay such loans for the Repurchase Price).
(p)    Seller acknowledges and agrees that its rights with respect to the Purchased Assets (including without limitation, any security interest Seller may have in the Purchased Assets and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder. Seller further acknowledges that it has no rights to the Underlying Assets or Servicing Rights related to the Underlying Assets, except in its capacity as owner of the beneficial interest in the Trusts, and that such Underlying Assets and Servicing Rights are owned by the related Trust. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any interest in any Underlying Asset or any residual Servicing Rights, Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to such Underlying Assets and Servicing Rights as indicated hereinabove. In addition, Seller shall and shall cause Servicer to grant, assign and pledge to Buyer a first priority security interest in and to all Servicing Records and rights to receive Servicing Records or other documents which constitute a part of the Servicing File with respect to each of the Underlying Assets, and all Income related to the Underlying Assets received by Seller or Servicer and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Underlying Assets and Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Repurchase Obligations to Buyer hereunder.
Section 11.02    Effect of Grant. If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations, without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Records, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. For the avoidance of doubt, (i) each Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (B) if an Event of Default exists, no Purchased Asset relating to a Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.
Section 11.03    Seller to Remain Liable. Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset, whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.
Section 11.04    Rights with Respect to Trust Certificates. If Seller shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in a Trust Certificate, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Trust Certificate or otherwise in respect thereof, Seller shall assign and deliver the same forthwith to Buyer in the exact form received, duly indorsed by Seller, together with an undated transfer power, if required, covering such certificate duly executed in blank. Any sums paid upon or in respect of a Trust Certificate upon the liquidation or dissolution of the related Trust shall be paid over to Buyer and applied to the payment of the outstanding Repurchase Price.
Section 11.05    Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.
ARTICLE 12

INCREASED COSTS; CAPITAL ADEQUACY
Section 12.01    Market Disruption. If prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Alternative Rate.
Section 12.02    Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated, (b) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Pricing Period or within such earlier period as may be required by Requirements of Law, and (c) if required by such adoption or change, the Facility Termination Date shall be deemed to have occurred.
Section 12.03    Breakfunding. Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including reasonable legal fees and expenses) which Buyer may sustain or incur arising from (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.05, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.05 but excluding a payment made pursuant to Section 5.03, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Buyer deems appropriate and practical), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because the LIBO Rate is not available for any reason on a day that is not the last day of the then current Pricing Period.
Section 12.04    Increased Costs. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement (a) shall subject Buyer to any Taxes of any kind whatsoever with respect to the Repurchase Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for Excluded Taxes and any changes in the rate of tax on Buyer’s overall net income), (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) shall impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable.
Section 12.05    Capital Adequacy. If Buyer determines that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made after the date of this Agreement has or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then, in any such case, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such reduction.
Section 12.06    Withholding Taxes. (i) All payments made by Seller to Buyer or any other Indemnified Person under the Repurchase Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by law. If any Taxes are required by law (as determined in Seller’s good faith discretion) to be deducted or withheld from any amounts payable to Buyer and/or any other Indemnified Person, then Seller shall (i) make such deduction or withholding, (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due and (iii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, pay to Buyer or other Indemnified Person such additional amounts (the “Additional Amount”) as may be necessary so that every net payment made under this Agreement after deduction or withholding for or on account of such Indemnified Tax or Other Tax (including any Taxes on such increase and any penalties) is not less than the amount that would have been paid absent such deduction or withholding.
(j)    In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
(k)    Seller agrees to indemnify Buyer for the full amount of Indemnified Taxes (including Additional Amounts respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 12.06(c), provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Indemnified Taxes or Other Taxes, as the case may be.
(l)    Buyer and any assignee of Buyer shall deliver to Seller and Guarantor:
(i)    in the case of a Buyer or any assignee of Buyer which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to backup withholding;
(ii)    in the case of a Buyer or any assignee of Buyer which is not a “U.S. Person” as defined in Code section 7701(a)(30): (A) a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder; (B)  in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate to the effect that such non-U.S. Person is not (x) a “bank” described in Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller, Guarantor of affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C); (C) to the extent such non-U.S. person is not the beneficial owner of the rights and obligations represented by this Agreement, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and (D) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Seller or Guarantor to determine the withholding or deduction required to be made; provided, that such other form or supplementary documentation shall not be required if the delivery of such form of documentation would subject Buyer or the assignee of Buyer to any material unreimbursed expenses or would materially prejudice the legal or commercial position or would materially adversely affect such Buyer or such assignee of Buyer, as reasonably determined by Buyer or such assignee of Buyer; and
(iii)    if a payment made to Buyer or an assignee of Buyer under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to Seller or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 12.06(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The applicable IRS forms referred to above shall be delivered by Buyer on or before the Closing Date, and by each assignee of Buyer on or prior to the date of the assignment, to the extent permissible under applicable law at such respective times. Buyer agrees that if any form or certification previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(m)    Without prejudice to the survival of any other agreement of Seller or Buyer hereunder, the agreements and obligations of Seller and Buyer contained in this Section 12.06 shall survive the termination of the Repurchase Documents, the repayment in full of the Repurchase Obligations or the assignment of any of the Parties’ rights hereunder. Nothing contained in this Section 12.06 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.
(n)    Promptly after Seller pays any Taxes referred to in this Section 12.06, Seller will send Buyer appropriate evidence of such payment.
(o)    Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal and relevant state and local income Taxes to treat each Transaction as an indebtedness secured by the Purchased Assets, and the Purchased Assets as owned by Seller in the absence of an Event of Default by Seller. Buyer and Seller agree that they will treat and report for all such purposes the Transactions entered into hereunder as one or more loans secured by the Purchased Assets, unless otherwise required by law or a final determination by any taxing authority.
Section 12.07    Payment and Survival of Obligations. Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within ten (10) Business Days after Seller receives such notices. The obligations of Seller under this Article 12 shall apply to Eligible Assignees and Participants and survive the termination of the Repurchase Documents and the indefeasible payment in full of the Repurchase Obligations.
ARTICLE 13

INDEMNITY AND EXPENSES
Section 13.01    Indemnity.
(a)    Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), on a net after-Tax basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Taxes (other than net income Taxes and franchise Taxes of Buyer), fees, costs, expenses (including reasonable legal fees and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Records, the Purchased Assets, the Transactions, any Mortgaged Property or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, Transaction, Purchased Asset or Records, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to an Underlying Asset, (iii) any violation or alleged violation of, non-compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Asset Document or Purchased Asset, (viii) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Underlying Asset or Mortgaged Property, (ix) [reserved], (x) any Lien or claim arising on or against any Underlying Asset or related Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (xi) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any property or Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document or Asset Document relating to environmental matters in any way, or (xii) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset or Underlying Asset for any sum owing thereunder, or to enforce any provisions of any Underlying Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into. This Section 13.01(a) shall not apply with respect to Indemnified Taxes or Other Taxes, which are expressly indemnified under Section 12.06 of this Agreement, unless such Taxes represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.
(c)    An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notices. The obligations of Seller under this Section 13.01 shall apply to Eligible Assignees and Participants and survive the termination of the Repurchase Documents and the repayment in full of the Repurchase Obligations.
(d)    No Indemnified Person shall settle any claim that is subject to indemnification hereunder without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall not be required if Seller is not performing in compliance with the other provisions of this Section 13.01.
Section 13.02    Expenses. Seller shall promptly on demand pay to or as directed by Buyer all third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Purchased Asset and/or Underlying Asset, including due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets and/or Underlying Assets; provided, that if the Restatement Date occurs on or prior to January 31, 2015, the maximum amount of out-of-pocket legal fees payable by Seller under this Section 13.02 shall be $150,000.
ARTICLE 14

INTENT
Section 14.01    Intent.
(d)    The Parties intend (i) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code, a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and (iii) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement”, a “securities contract” and a “master netting agreement” including (x) the rights, set forth in Article 10 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and/or Underlying Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Article 10 and Section 18.18 and in Sections 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, and (z) the non-avoidability of transfers made in connection with this Agreement as set forth in Sections 546(e), 546(f) and 546(j) of the Bankruptcy Code.
(e)    Seller intends and affirms that Buyer’s rights to (i) liquidate Purchased Assets delivered to it and/or Underlying Assets delivered to the related Trustee in connection with Transactions hereunder and (ii) exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents are contractual rights to liquidate such Transactions as described in Section 555 and 561 of the Bankruptcy Code.
(f)    The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(g)    The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
Section 15.01    Disclosure. The Parties acknowledge that they have been advised and understand that:
(a)    in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;
(b)    in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Securities Exchange Act of 1934, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;
(c)    in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and
(d)    in the case of Transactions in which one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE
Section 16.01    No Reliance. Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:
(q)    It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;
(r)    It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;
(s)    It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;
(t)    It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;
(u)    It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and
(v)    No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.
ARTICLE 17

SERVICING
This Article 17 shall apply to all Underlying Assets to the extent that the servicing thereof is within the direct or indirect control of Seller or an Affiliate of Seller.
Section 17.01    Servicing of Underlying Assets.
(p)    During the period any Underlying Assets are subject to a Transaction hereunder, Seller agrees that (i) the related Trust is the owner of the related Servicing Rights and all Servicing Files, for the exclusive benefit of holder of the related Trust Certificate, and (ii) Servicer shall service such Underlying Assets for the exclusive benefit of Buyer.
(q)    Seller, on Buyer’s behalf, shall contract with Servicer to service the Underlying Assets consistent with the degree of skill and care that Seller customarily requires with respect to similar Underlying Assets owned or managed by it and in accordance with the Servicing Standard, which contract shall be collaterally assigned to Buyer to the extent it relates to the Underlying Assets. Servicer shall also (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Underlying Assets or any payment thereunder. The servicing of any Underlying Asset with Servicer may be terminated in accordance with Section 17.01(f) hereof.
(r)    Seller shall cause Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Underlying Assets in segregated trust accounts at Servicer and shall apply the same for the purposes for which such funds were collected.
(s)    Seller shall cause Servicer to deposit all Income and Escrow Payments received by Servicer on the Underlying Assets into the applicable Waterfall Account in accordance with Section 5.01 hereof.
(t)    As a condition precedent to Buyer funding any Transactions hereunder and following the termination of Servicer pursuant to the terms hereof and upon the appointment of any successor Servicer, Seller shall provide promptly to Buyer a Servicer Letter Agreement addressed to and executed by Servicer, advising Servicer of such matters as Buyer may reasonably request, including (i) recognition by Servicer of Buyer’s beneficial ownership interest in such Underlying Assets and the Servicing Agreement, (ii) that it owes its duties to Buyer as beneficial owner of the Underlying Assets (subject to Seller’s interim right to direct and control servicing prior to a termination of such rights as a result of a termination of Seller’s servicing rights pursuant to Section 17.01(f) hereof or an Event of Default under this Agreement or Servicer’s termination pursuant to Section 17.01(h)), (iii) agreement by Servicer to comply with the Servicing Standards, and (iv) that upon receipt of notice of an Event of Default from Buyer, Servicer will follow the instructions of Buyer with respect to the Underlying Assets and any related Income and Escrow Payments with respect thereto.
(u)    Any servicing rights provided to Seller hereunder shall terminate automatically at the end of each thirty (30) day anniversary of the Initial Purchase Date unless Buyer extends in writing such servicing rights for an additional thirty (30) days. Subject to the Servicing Agreement, Servicer’s rights to service the Underlying Assets shall terminate automatically at the end of each thirty (30) day anniversary of the Initial Purchase Date unless Buyer extends in writing (in the monthly report delivered by Buyer to Seller pursuant to Section 3.08(a) or in a separate writing) the Servicer’s right to service the Underlying Assets (such initial thirty (30) day period, together with each subsequent thirty (30) day period, the “Servicing Term”). Upon the occurrence of Buyer’s non-renewal of Seller’s servicing rights hereunder or Buyer’s non-renewal of any Servicing Term under the Servicing Agreement, Seller’s servicing rights hereunder or Servicer’s right to service the Underlying Assets, as applicable, shall automatically terminate, in each case without payment of any penalty or termination fee. Upon the occurrence of an Event of Default hereunder or a Servicer Termination Event, Buyer shall have the right to immediately terminate Seller’s servicing rights hereunder or Servicer’s right to service the Underlying Assets, as applicable, in each case without payment of any penalty or termination fee. Seller and Servicer shall cooperate in transferring Seller’s servicing rights hereunder or the servicing of the Underlying Assets, as applicable, to Buyer or its designee, at no cost or expense to Buyer, it being agreed that Seller will pay any fees and expenses required to terminate Seller’s servicing rights hereunder or the Servicing Agreement, as applicable, and transfer servicing.
(v)    If Seller should discover that, for any reason whatsoever, Seller, Servicer or any entity responsible for managing or servicing any Underlying Assets has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Underlying Assets, Seller shall promptly notify Buyer.
(w)    Upon the termination of Servicer’s rights to service the Underlying Assets, Seller shall cause Servicer to deliver all Servicing Files and the physical and contractual servicing to the designee of Buyer within thirty (30) days of such termination, unless otherwise directed in writing by Buyer. Such delivery of the Servicing Files by Servicer shall be in accordance with customary and prudent mortgage banking standards for the delivery of servicing for assets similar to the Underlying Assets and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
(x)    Buyer shall have the right to appoint a third party to perform due diligence with respect to Servicer at any time. Upon the occurrence of a Servicer Change of Control that is approved by Buyer, Seller shall cooperate and cause Servicer to cooperate with Buyer and/or its designees to provide access to Servicer’s servicing facilities, as applicable, including without limitation its books and records with respect to Servicer’s servicing portfolio and the related Underlying Assets and any other information Buyer may reasonably request regarding Servicer or its servicing activities. In addition to the foregoing, Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Servicer’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Servicer has the ability to service the Underlying Assets as provided in this Agreement. In addition, at any time that Servicer is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of Servicer and to cause Servicer to cooperate with Buyer and/or its designees in connection with any due diligence performed by Buyer and/or such designees in accordance with this Section 17.01(i). Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence or inspection performed pursuant to this Section 17.01(i) shall be paid by Seller, subject to the cap set forth in Section 6.02(c).
(y)    As a condition precedent to Buyer funding any Transactions hereunder in which related Underlying Assets will be interim serviced by an Interim Servicer, Seller shall provide promptly to Buyer an Interim Servicer Letter Agreement (which condition precedent Buyer may waive in its sole discretion) addressed to and executed by each Interim Servicer, advising such Interim Servicer of such matters as Buyer may reasonably request, including (A) recognition by each Interim Servicer of Buyer’s beneficial ownership interest in such Underlying Assets and the related interim servicing agreement, (B) agreement by each Interim Servicer that it owes its duties to Buyer as beneficial owner of the Underlying Assets (subject to Seller’s interim right to direct and control servicing prior to a termination of such rights as a result of a termination of Seller’s servicing rights pursuant to Section 17.01(f) hereof or an Event of Default under this Agreement), (C) agreement by each Interim Servicer to comply in all material respects with the applicable Servicing Standards, except as otherwise provided in this Agreement, and (D) agreement by each Interim Servicer that upon receipt of notice of an Event of Default from Buyer, such Interim Servicer will follow the instructions of Buyer with respect to the Underlying Assets and any related Income and Escrow Payments with respect thereto. No Underlying Asset may be interim serviced by an Interim Servicer for a period greater than (i) thirty (30) days following such Underlying Asset becoming subject to a Transaction if Servicer is interim servicing or sub-servicing the related Underlying Asset, and (ii) sixty (60) days following such Underlying Asset becoming subject to a Transaction if a servicer other than Servicer is interim servicing or sub-servicing such Underlying Asset.
Section 17.02    Fees and Expenses of Servicer. All fees and expenses of Servicer shall be borne solely by Seller.
ARTICLE 18

MISCELLANEOUS
Section 18.01    Governing Law. This Agreement and any claim, dispute or controversy arising under or related to this Agreement or any of the other Repurchase Documents shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations law, which shall govern.
Section 18.02    Submission to Jurisdiction; Service of Process. Each party irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction. Seller irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 18.03    IMPORTANT WAIVERS.
(d)    [RESERVED].
(e)    TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
(f)    TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER WHETHER OR NOT INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.
(g)    EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.
(h)    EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(i)    THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(j)    THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE REPURCHASE OBLIGATIONS.
Section 18.04    Integration. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties, including the Original Agreement, relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.
Section 18.05    Single Agreement. Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.
Section 18.06    Use of Employee Plan Assets. Each Party covenants that it will not use “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA in any Transaction.
Section 18.07    Survival and Benefit of Seller’s Agreements. The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit all Indemnified Persons, Buyer and its successors and assigns, Eligible Assignees and Participants. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.
Section 18.08    Assignments and Participations.
(a)    Seller shall not sell, assign or transfer any of its rights or the Repurchase Obligations or delegate its duties under this Agreement or any other Repurchase Document without the prior written consent of Buyer, and any attempt by Seller to do so without such consent shall be null and void.
(b)    Buyer may at any time, without the consent of or notice to Seller or Guarantor, sell participations to any Person (other than a natural person or Seller, Guarantor or any Affiliate of Seller or Guarantor) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Repurchase Documents; provided, that (i) Buyer’s obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Article 12 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 10.02(j) and 18.18 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).
(c)    Buyer may at any time, without consent of Seller or Guarantor but upon notice to Seller, sell and assign to any Eligible Assignee all or any portion of all of the rights and obligations or duties of Buyer under the Repurchase Documents. Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit K (an “Assignment and Acceptance”). From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it, (ii) Buyer shall, to the extent provided therein, be released from such obligations (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Buyer’s rights and obligations under the Repurchase Documents, Buyer shall cease to be a Party), (iii) the obligations of Buyer shall be deemed to be so reduced, and (iv) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18.08(b); provided, that no assignee shall be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive had the assignment not occurred, unless the assignment is made with Seller’s prior written consent.
(d)    Seller shall cooperate reasonably with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller.
(e)    Buyer shall have the right to partially or completely syndicate and or all of its rights under the Agreement and the other Repurchase Documents to any Eligible Assignee.
Section 18.09    Ownership and Hypothecation of Purchased Assets. Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates. Subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
Section 18.10    Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transactions shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or Underlying Assets, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective Participant or Eligible Assignee which agrees to comply with this Section 18.10; provided, that no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent permitted by applicable law.
Section 18.11    No Implied Waivers. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer. Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.
Section 18.12    Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email, to the address for such Party specified in Schedule 2 or such other address as such Party shall specify from time to time in a notice to the other Party. Any of the foregoing communications shall be effective when delivered or upon the first attempted delivery on a Business Day. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.
Section 18.13    Counterparts; Electronic Transmission. This Agreement and any other Repurchase Document may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any other Repurchase Document and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.
Section 18.14    No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller or Guarantor under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer, Seller and Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 18.14 shall survive the termination of the Repurchase Documents and the repayment in full of the Repurchase Obligations.
Section 18.15    Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.
(a)    Seller shall cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest. Seller shall deliver to Buyer file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.
(b)    Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.
(c)    If Seller fails to perform any of its Repurchase Obligations, Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller. Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
(d)    Without limiting the generality of the foregoing, Seller will, no earlier than six (6) or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with to any Repurchase Document or any Transaction, (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; provided that Buyer may elect to file such continuation statement, and (ii) deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
(e)    Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets and Underlying Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets and Underlying Assets in its possession or control. Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets or Underlying Assets. Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset or Underlying Assets against prior parties, and Seller hereby agrees to take such action. Buyer shall have no obligation to realize upon any Purchased Asset or Underlying Asset except through proper application of any distributions with respect to the Purchased Assets and Underlying Assets made directly to Buyer or its agent(s). So long as Buyer, Custodian or any other designee or agent of Buyer shall act in good faith in their handling of the Purchased Assets and Underlying Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets or Underlying Assets by Buyer, Custodian or such designee or agent.
(f)    At Buyer’s election, and at any time during the term of this Agreement after delivery by Buyer to Seller of prior written notice, Buyer may record any or all of the Assignment Documents (at Buyer’s sole cost and expense) as further evidence of Buyer’s ownership interest in the related Purchased Assets.
Section 18.16    Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.
Section 18.17    Termination. This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination, nor shall it affect the survivability of any provisions in this Agreement that, by their express terms, are intended to survive the termination of this Agreement or any of the other Repurchase Documents and the repayment in full of the Repurchase Obligations.
Section 18.18    Set-off. In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller and Guarantor, each on behalf of itself and each of its respective Affiliates, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: (i) monies, securities, collateral or other property of Seller and Guarantor and each of their respective Affiliates and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of Seller or such Affiliate of Seller, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (ii) any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller, Guarantor or any Affiliate of Seller or Guarantor at any time existing, (iii) any obligation owed by Buyer or any Affiliate of Buyer to Seller, Guarantor or any Affiliate of Seller or Guarantor and (iv) any Repurchase Obligations or Indebtedness owed by Seller, Guarantor or any Affiliate of Seller or Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller, Guarantor or any Affiliate of Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of Seller, Guarantor or any Affiliate of Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency; provided, that Buyer shall not exercise its right to set-off under this Section 18.18 with respect to any Affiliate of Guarantor unless an Event of Default has occurred and is continuing. Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller, Guarantor or any Affiliate of Seller or Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller, Guarantor or any Affiliate of Seller or Guarantor, any such notice being expressly waived by Seller and each Affiliate of Seller to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by Seller, Guarantor or any Affiliate of Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover any deficiency. Seller and all Affiliates of Seller shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Parties by Seller and all Affiliates of Seller under the Repurchase Documents and the Repurchase Obligations, and Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR UNDERLYING ASSETS OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND EACH AFFILIATE OF SELLER.
Buyer or any Indemnified Person shall promptly notify Seller or such affected Affiliate of Seller after any such set-off and application made by Buyer or such Indemnified Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained. Nothing in this Section 18.18 shall be effective to create a charge or other security interest. This Section 18.18 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.
Section 18.19    Power of Attorney. Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney in fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, in accordance with the terms of this Agreement including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing (including, but not limited, to sending “good-bye letters” on behalf of Seller and Servicer to any Mortgagor in the form of Exhibit L with respect to Underlying Assets which are Mortgage Loans), and sign assignments on behalf of Seller as its agent and attorney in fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19. In addition, Seller shall execute and deliver to Buyer a power of attorney in the form set forth in Exhibit I attached hereto (“Seller’s Power of Attorney”).
Section 18.20    Seller’s Waiver of Setoff. Seller hereby waives any right of setoff it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.
Section 18.21    Periodic Due Diligence Review. Buyer may perform continuing due diligence reviews with respect to the Purchased Assets, Underlying Assets, Seller and Affiliates of Seller, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, ordering BPOs at any time during the term of this Agreement, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. As often as commercially reasonable in Buyer’s judgment and upon reasonable prior notice to Seller, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Affiliates of Seller, the Records and the Servicing Files. Seller shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Buyer concerning any of the foregoing. Seller shall make commercially reasonable efforts to cause Servicer to cooperate with Buyer by permitting Buyer to conduct reasonable due diligence reviews of the related Servicing Files. Buyer may purchase Purchased Assets from Seller or fund a Purchase Price Increase based solely on the information provided by Seller to Buyer in the Underwriting Package and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets or Underlying Assets, including ordering new credit reports and new appraisals on related Mortgaged Properties and otherwise regenerating the information used to originate and underwrite such Purchased Assets or Underlying Assets. Buyer may underwrite such Purchased Assets or Underlying Assets itself or engage a mutually acceptable third-party underwriter to do so. Seller shall be responsible for all of the due diligence costs and expenses incurred by Buyer; provided, that any due diligence expenses greater than $15,000 in the aggregate in any twelve (12) month period shall be subject to Seller’s prior approval, which approval shall not be unreasonably withheld.
Section 18.22    Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of the parties under the Repurchase Documents.
Section 18.23    Amendment and Restatement. This Agreement amends and restates in its entirety the Original Agreement. Nothing herein contained shall be construed (a) to be a novation of the Repurchase Obligations under the Original Agreement or (b) to release, cancel, terminate or otherwise impair the status or priority of the liens or security for the obligations secured by the Original Agreement. Further, Seller and Buyer acknowledge and agree that this Agreement shall not be considered a new contract, and that all rights, titles, powers, liens and security interests created by or under the Original Agreement or other agreements executed in connection with the transactions contemplated by this Agreement and the Original Agreement shall continue without interruption in full force and effect.
Section 18.24    Patriot Act Notice. Buyer hereby notifies Seller that Buyer is required by the Patriot Act to obtain, verify and record information that identifies Seller.
Section 18.25    Acknowledgement Of Anti-Predatory Lending Policies. Seller and Buyer each have in place internal policies and procedures that expressly prohibit their purchase of any High Cost Mortgage Loan.
Section 18.26    Successors and Assigns. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.
[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
SELLER:
ALTISOURCE RESIDENTIAL, L.P.
By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, the sole member of the general partner
By:    /s/ Kenneth D. Najour
Name:    Kenneth D. Najour
Title:    Chief Accounting Officer
BUYER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:    /s/ Goetz Rokahr
Name: Goetz Rokahr
Title: Director
ACKNOWLEDGED BY:
GUARANTOR:
ALTISOURCE RESIDENTIAL CORPORATION
By:    /s/ Kenneth D. Najour
Name:    Kenneth D. Najour
Title:    Chief Accounting Officer
Solely with respect to Sections 3.01(k) and 9.01:
ARLP TRUST 3

By: WILMINGTON SAVINGS FUND SOCIETY, FSB, d/b/a, CHRISTIANA TRUST, not in its individual capacity but solely as Owner Trustee
By:    /s/ Jeffrey R. Everhart
Name:    Jeffrey R. Everhart
Title:    AVP
ARLP TRUST 5

By: WILMINGTON SAVINGS FUND SOCIETY, FSB, d/b/a, CHRISTIANA TRUST, not in its individual capacity but solely as Owner Trustee
By:    /s/ Jeffrey R. Everhart
Name:    Jeffrey R. Everhart
Title:    AVP
ARLP TRUST 6

By: WILMINGTON SAVINGS FUND SOCIETY, FSB, d/b/a, CHRISTIANA TRUST, not in its individual capacity but solely as Owner Trustee
By:    /s/ Jeffrey R. Everhart
Name:    Jeffrey R. Everhart
Title:    AVP

SCHEDULE 1-A
58320.000354 EMF_US 52307710v6

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
MORTGAGE LOANS

ARTICLE 19    Information. The information required to be set forth in the Mortgage Loan Schedule pursuant to Exhibit F with respect to such Mortgage Loan is complete, true and correct in all material respects.
ARTICLE 20    No Outstanding Charges. Prior to imminent loss (as determined by Servicer in its discretion), all governmental assessments, water, sewer and municipal charges, leasehold payments, ground rents or taxes or insurance premiums, which previously became due and owing have been paid, or an escrow of funds has been established, unless otherwise set forth on the related Mortgage Loan Schedule, in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.
ARTICLE 21    Original Terms Unmodified. Other than any loan modifications completed by Seller or Servicer in accordance with the Servicing Agreement, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination, except by a written instrument which has been or will be recorded if necessary where and as required by law. The material terms of any such modifications by Seller or Servicer or as required by law have been accurately reflected in the Mortgage Loan Schedule.
ARTICLE 22    No Defenses. To the best of Seller’s Knowledge, the Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.
ARTICLE 23    Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination, against risks commonly insured against by Persons owning like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the insurable value of the Mortgaged Property or (ii) the outstanding principal balance of the Mortgage Loan. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is reasonably available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974 unless such Property is a condominium. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming either of Seller or Servicer, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller or Servicer, as applicable. All premiums on such insurance policy that have become due have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefore from such Mortgagor.
ARTICLE 24    Compliance with Applicable Laws. Any and all Requirements of Law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller or Servicer, as applicable, shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.
ARTICLE 25    No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission.
ARTICLE 26    Location of Mortgaged Property. The Mortgaged Property is located in the jurisdiction identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, or a manufactured home, or shares in a co-operative.
ARTICLE 27    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority Lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The Lien of the Mortgage is subject only to:

•	the Lien of current real property taxes and assessments not yet due and payable;

•	covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions; and

•
other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first Lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. No Mortgage Loan is subject to one or more prior liens on the related Mortgaged Property securing financing obtained by the related Mortgagor and to Permitted Liens.

ARTICLE 28    Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. To the best of Seller’s and Servicer’s Knowledge, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan.
ARTICLE 29    Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and, to the best of Seller’s and Servicer’s Knowledge, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. To the best of Seller’s and Servicer’s Knowledge, all costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
ARTICLE 30    Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, Lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, Lien, pledge, charge, claim or security interest subject to the terms of this Agreement. Each Mortgage Loan was (a) acquired and transferred on a legal true sale basis pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Mortgage Loan, (c) no transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller and (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.
ARTICLE 31    Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy or other form of title insurance reasonably acceptable to Buyer, in each case in accordance with the Servicing Standard.
ARTICLE 32    No Mechanics’ Liens. To the best of Seller’s Knowledge, there are no valid and enforceable mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the Lien of the Mortgage in each case, which are material and adverse to Buyer.
ARTICLE 33    Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.
ARTICLE 34    Occupancy of the Mortgaged Property. Neither Seller nor Servicer has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with laws or regulations with respect to the use and occupancy of the Mortgaged Property, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Neither Seller nor Servicer has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.
ARTICLE 35    No Additional Collateral. The Mortgage Note is not secured by any collateral except the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (9) above; provided that the presence of any Additional Collateral does not impact or delay the foreclosure process.
ARTICLE 36    Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.
ARTICLE 37    Transfer of Mortgage Loans. Except for Mortgage Loans intended for purchase by GNMA or registered with MERS, the Assignment of Mortgage is or shall be in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.
ARTICLE 38    Due-On-Sale. Except for any Mortgage Loan intended for purchased by GNMA, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.
ARTICLE 39    Condemnation. There is no current or threatened condemnation proceeding with respect to the Mortgaged Property.
ARTICLE 40    Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by Seller have been in all respects in compliance with the Servicing Standard, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Servicer. To the best of Seller’s and Servicer’s Knowledge, all Escrow Payments collected by Seller’s Servicer have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due Seller or Servicer, as applicable, have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.
ARTICLE 41    Servicemembers Civil Relief Act. The Mortgagor has not notified Servicer or Seller, and neither Seller nor Servicer has any Knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.
ARTICLE 42    Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used by Seller or Servicer to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or Servicer or any Affiliate thereof or correspondent of Seller or Servicer, except in connection with a refinanced Mortgage Loan.
ARTICLE 43    No Exception. Except as disclosed in accordance with Section 3.2 of the Custodial Agreement, Custodian has not noted any material exceptions on a Mortgage Loan Schedule or the related exceptions report issued pursuant to the Custodial Agreement with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.
ARTICLE 44    Reserved.
ARTICLE 45    Consumer Litigation. Neither Seller nor Servicer has received notice from any Person (including without limitation any Governmental Authority) that any Mortgage Loan is subject to any consumer litigation which could have a material and adverse effect on the value of any such Mortgage Loan.
ARTICLE 46    Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia or a territory of the United States of America.
ARTICLE 47    Environmental. To the best of Seller’s and Servicer’s Knowledge, the Mortgaged Property is free, in all material respects, from any and all toxic or hazardous substances, other than those commonly used for homeowner repair and maintenance and/or household purposes, and to the best of Seller’s and Servicer’s Knowledge, there exists no pending action or proceeding directly involving the Mortgaged Property in which material compliance with any environmental law, rule or regulation is at issue.
ARTICLE 48    Assignment Documents. Buyer shall have received executed assignments in the name of Buyer of all Mortgage Loan Documents in appropriate form for recording in the jurisdiction in which the underlying real estate is located (the “Assignment Documents”) within sixty (60) days of the related Purchase Date unless expressly waived by Buyer.
ARTICLE 49    Predatory Lending Regulations; High Cost Loans. No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
REO PROPERTY
(1)Assets as Described. The information set forth in the REO Property Summary with respect to such REO Property is complete, true and correct.
(2)Ownership. The applicable Trust is the sole owner and it is the holder of the REO Property. The REO Property is free and clear of any Lien or encumbrance other than (A) Liens for real estate taxes not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the related security instrument, such exceptions appearing of record being acceptable to mortgage lending institutions generally, (C) homeowner association or other similar Liens not extinguished pursuant to the foreclosure under applicable state law (which related fees shall be paid within a reasonable time following such foreclosure), and (D) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the use, enjoyment or marketability of the REO Property. Except with respect to any right of redemption to which such title may be subject as identified on the related REO Property Schedule, the applicable Trust has good and marketable title to the REO Property with full right to transfer and sell the REO Property to Buyer.
(3)Hazard Insurance. The REO Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the REO Property is located, and to the extent required by Seller as of the date of origination, against risks commonly insured against by Persons owning like properties in the locality of the REO Property, in an amount not less than 100% of the insurable value of the REO Property. If any portion of the REO Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is reasonably available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (x) 100% of the insurable value of the REO Property, and (y) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974, unless such REO Property is a condominium. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming either of Seller or Servicer, its successors and assigns (including, without limitation, subsequent owners of the REO Property), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by Seller or Servicer, as applicable. All premiums on such hazard insurance policy that have become due have been paid.
(4)Taxes, Assessments and Other Charges. All required taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid.
(5)Condemnation. There is no current or threatened condemnation proceeding with respect to the REO Property.
(6)Environmental. To the best of Seller’s and Servicer’s Knowledge, the REO Property is free, in all material respects, from any and all toxic or hazardous substances, other than those commonly used for homeowner repair and maintenance and/or household purposes, and to the best of Seller’s and Servicer’s Knowledge, there exists no pending action or proceeding directly involving the REO Property in which material compliance with any environmental law, rule or regulation is at issue.
(7)No Violation of Law. None of Seller, Servicer, or the applicable Trust has received any written notice that there exists a violation that would have a material adverse effect on the value of the REO Property or Buyer’s interest therein or of any local, state or federal environmental law, rule or regulation with respect to the REO Property. There has been no violation of any law or regulation or breach of any contractual obligation contained in any agreement included in the Asset Documents, by Seller or the applicable Trust, in connection with the management of the REO Property in each case which is material and adverse to the Buyer.
(8)Compliance. All parties which have had any interest in the REO Property following the most recent foreclosure, whether as owner, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the REO Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state except, in each case, where any such failure is not material and adverse to Buyer.
(9)REO Property Undamaged. Except as disclosed in an REO Property Summary, each of Seller, Servicer and the applicable Trust has no Actual Knowledge of any REO Property that is damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty which could have a material and adverse effect on the value of such REO Property.
(10)Eviction Proceedings. To the best of Seller’s Knowledge, any eviction proceeding relating to an REO Property that has been commenced has been commenced in accordance with applicable law and such eviction proceeding will not materially and adversely affect Buyer.
(11)No Cooperatives. Unless otherwise noted in the related REO Property Schedule, the REO Property is not a cooperative, except to the extent the purchase of same has been approved in writing by Buyer.
(12)Servicing. The REO Property has been and is currently being managed and maintained by the Servicer and any other prior property manager in compliance with all applicable laws and regulations and customary practices employed by managers of similar REO Property in accordance with the Servicing Agreement.
(13)No Litigation. Other than any customary claim or counterclaim arising out of any foreclosure or collection proceeding relating to any REO Property, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to Seller, the Trust or any of their Affiliates with respect to the REO Property that would materially and adversely affect the value of the REO Property.
(14)No Mechanics’ Liens. To the Seller’s Actual Knowledge, there are no valid and enforceable mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the REO Property, which are material and adverse to Buyer.
(15)No Non-Terminable Leases; No New Leases. There are no existing lease agreements with any tenant with respect to the REO Property which (i) are not terminable upon the expiration of any notice period required by applicable law and would have a material adverse effect on the value of the REO Property or Buyer’s interest therein; or (ii) were entered into after the related foreclosure date.
(16)Management and Other Contracts. To the knowledge of Seller and Servicer, there are no material management, service, supply, security, maintenance or other similar contracts or agreements with respect to any REO Property which are not terminable at will and if not terminated would have a material adverse effect on the value of the REO Property or Buyer’s interest therein.
(17)No Occupants. Other than with respect to an REO Property as to which the redemption period has not yet expired or the eviction process has not yet been completed, to the knowledge of Seller and Servicer, no holdover borrower has any right to occupy or is currently occupying any REO Property.

SCHEDULE 1-C

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
TRUST CERTIFICATES
(1)    Seller has good and marketable title to, is the sole owner and holder of, such Trust Certificate, and has full right, power and authority to sell and assign such Trust Certificate. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Trust Certificate, no consent or approval by any Person is required in connection with Buyer’s acquisition of such Trust Certificate, for Buyer’s exercise of any rights or remedies in respect of such Trust Certificate or for Buyer’s sale or other disposition of such Trust Certificate. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(2)    With respect to each Trust Certificate, Seller has delivered to Securities Custodian such certificated security registered in the name of Buyer.
(3)    Each Trust Certificate constitutes 100% of the economic and beneficial ownership interest in the trust estate held by the related Trust, and has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(4)    Upon consummation of the purchase contemplated to occur in respect of such Trust Certificate on the Purchase Date therefor, Seller will have validly and effectively conveyed to Securities Custodian all legal and beneficial interest in and to such Trust Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Trust Certificate, other than the security interests and Liens created in favor of Buyer pursuant to the Repurchase Documents or by or through Buyer.
(5)    Each Trust Certificate has been duly and validly issued in compliance with the related Trust Agreement, as applicable, and as of the date of its issuance such Trust Certificate complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended.
(6)    There is no document that by its terms modifies or affects the rights and obligations of the holder of such Trust Certificate, or the terms of the related Trust Agreement or any other agreement relating to the Trust Certificate and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement.
(7)    With respect to the Trust Agreement related to each Trust Certificate, there exists no (i) monetary default, breach or violation, (ii) material non-monetary default, breach or violation, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under such Trust Agreement.
(8)    No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment of such Trust Certificate.
(9)    Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Trust Certificate is or may become obligated.

SCHEDULE 2

NOTICE ADDRESSES AND WIRE INSTRUCTIONS

SELLER:

General Notices:

Altisource Residential, L.P.
402 Strand Street
Frederiksted, USVI 00840-3531

Notices regarding Events of Default or Termination:

Altisource Residential, L.P.
402 Strand Street
Frederiksted, USVI 00840-3531

For Payments to Seller:

BUYER:

Wells Fargo Bank, National Association
c/o Wells Fargo Securities LLC
550 S. Tryon Street
MAC D1086-051
Charlotte, North Carolina 28202
Telephone:  704-410-2495
Fax:  (704) 410-0220
Attn:  Goetz Rokahr
Email:  goetz.rokahr@wellsfargo.com

For Payments to Buyer:

SCHEDULE 3

SCHEDULE OF EXCEPTIONS TO ANY REPRESENTATIONS AND WARRANTIES

None.

SCHEDULE 4

SCHEDULE OF INDEBTEDNESS

None.